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                                                                   EXHIBIT 10.11

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("AGREEMENT") is made and entered into as of August 21, 1997, by and among ARTECON, INC., a California corporation ("BUYER"), FALCON SYSTEMS, INC., a California corporation ("SELLER") and CRAIG CAUDILL, the sole shareholder of Seller (the "SOLE SHAREHOLDER").

                                    RECITALS

         A. Seller is engaged and has been engaged in a variety of activities, including the manufacture and distribution of computer peripheral equipment (the Seller's activities and operations being herein referred to as the "BUSINESS"). Buyer is engaged in a similar type of business as Seller.

         B. Buyer desires to purchase from Seller, Seller desires to sell to Buyer, and the Sole Shareholder desires to cause Seller to sell to Buyer, the Business and substantially all of the property and assets of Seller pursuant to the terms of this Agreement.

         NOW, THEREFORE, In consideration of the foregoing premises, and the mutual covenants set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement agree as follows.

1. PURCHASE AND SALE OF ASSETS

         1.1 ASSETS TO BE TRANSFERRED. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Seller shall, and the Sole Shareholder shall cause Seller to, sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept, all of the business, rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) of Seller, other than the Excluded Assets (as hereinafter defined) (collectively the "Purchased Assets"). The Purchased Assets shall include, but not be limited to, the following:

                  1.1.1 THE BUSINESS. The Business as a going concern and all goodwill pertaining thereto;

                  1.1.2 INTELLECTUAL PROPERTY RIGHTS. Subject to Section 1.2.8, all of Seller's interest in any Intellectual Property Rights. As used herein, the term "Intellectual Property Rights" shall mean and include: (i) all United States, state and foreign trademark rights, trade dress, service marks, trade names, and brand names, including all claims for infringement, and all registrations thereof and applications therefor and all goodwill associated with the foregoing accruing from the dates of first use thereof; (ii) all




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United States and foreign copyrights, copyright registrations and copyright applications, including all claims for infringement, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all United States and foreign patents and patent applications, including all claims for infringement and all international proprietary rights associated therewith;
(iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; and (v) all inventions, invention disclosures (internal or otherwise), mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property. The Intellectual Property Rights include the items listed on Schedule 1.1.2;

                  1.1.3 OWNED REAL PROPERTY. All of the real property, including fixtures, buildings, improvements, and all appurtenant rights owned by Seller, including the real property described on Schedule 1.1.3 (the "Owned Real Property");

                  1.1.4 LEASED REAL PROPERTY. All of the leases of real property with respect to real property leased by Seller, including the leases (the "Real Property Leases") described on Schedule 1.1.4 and (to the extent owned by Seller and transferable under the applicable lease) all fixtures and tenant improvements with respect to such leased real property (the "Leased Real Property");

                  1.1.5 PERSONAL PROPERTY LEASES. All leases of machinery, equipment, vehicles, furniture and other personal property leased by Seller, including all such leases (the "PERSONAL PROPERTY LEASES") described in Schedule 1.1.5;

                  1.1.6 MACHINERY AND EQUIPMENT. All machinery, equipment (including but not limited to personal computers and any rights to related software), vehicles, tools, supplies, spare parts, furniture (i.e., desks, chairs, cabinets, publications, shelves and other office equipment) and all other personal property not included in inventory (other than personal property leased pursuant to Personal Property Leases) owned, utilized or held for use by Seller on the Closing Date, including all such property described in Schedule 1.1.6;

                  1.1.7 ACCOUNTS AND NOTES RECEIVABLE; COMMITMENTS. All accounts, drafts and notes receivable of Seller and all of Seller's rights under commitments, customer orders, bids, contracts and other similar agreements;

                  1.1.8 INVENTORY. All inventories of raw materials, work-in-process and finished goods (including all such inventory in transit) of Seller on the Closing Date, together with related packaging materials (collectively the "INVENTORY");



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                  1.1.9 CONTRACTS. All contracts, contractual rights, purchase orders and sales orders (hereinafter in this Section 1.1.9, "CONTRACTS") of Seller listed below:

                  (a) All Contracts described and set forth in Schedule 1.1.9(a); and


                  (b) Every other Contract to which Seller is a party which Buyer elects to assume at any time after the Closing Date, by giving written notice to Seller as set forth in Section 11.11 hereof.

         The Contracts described in subsections 1.1.9(a) and 1.1.9(b) above are hereinafter collectively described as the "ASSUMED CONTRACTS." It is the intent of the parties that all of Seller's rights and obligations under the Assumed Contracts be transferred, assigned and delegated to Buyer pursuant to this Agreement. To the extent that any Assumed Contract for which assignment to Buyer is provided herein is not assignable pursuant to such Contract without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Seller and Buyer agree to use their reasonable best efforts (without any requirement on the part of Buyer, Seller or Sole Shareholder to pay any money or agree to any change in the terms of any such Contract) to obtain the consent of such other party to the assignment of any such Assumed Contract to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, the Sole Shareholder and Seller agree to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Assumed Contract, including enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer, upon written notice to Seller, shall have no obligation pursuant to
Section 2.1 or otherwise with respect to any such Assumed Contract and any such Assumed Contract shall not be deemed to be a Purchased Asset hereunder. Notwithstanding the foregoing, however, the Assumed Contracts shall include, in any event, those contracts identified on Schedule 1.1.9(c) which require consents to be assigned and for which consents have not been received as of the Closing;

                  1.1.10 LITERATURE. All Seller's rights in sales literature, promotional literature, instructional materials, advertising materials, catalogs and similar materials of Seller;

                  1.1.11 RECORDS, FILES AND PROMOTIONAL MATERIALS. All records, files, invoices, customer lists, blueprints, specifications, designs, drawings, accounting records, business records, operating data and other data of Seller, all customer and supplier lists, marketing plans, sketches, drawings, specifications, work standards, manufacturing and



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process information and documentation, bills of material, theories of operation, repair manuals, service manuals, business planning and financial data and manuals and other materials of Seller used in the Business or in employee and management training, and all notebooks, writings, pictures, drawings, magnetic tapes, computer programs, equipment, prototypes, tools, models and protocols of Seller;

                  1.1.12 LICENSES; PERMITS. To the extent assignable by Seller, all licenses, permits and approvals of Seller;

                  1.1.13 PRODUCTS. All of Seller's rights to market, license and sell all products marketed, licensed or sold by Seller in the Business, including without limitation the products described in Schedule 1.1.13 (the "PRODUCTS");

                  1.1.14 CORPORATE NAME. Seller's rights in the name "FALCON SYSTEMS" and all Seller's rights to use or allow others to use such names;

                  1.1.15 CASH AND CASH EQUIVALENTS. All cash, cash equivalents and investments, including without limitation security deposits and other current assets;

                  1.1.16 CLAIMS. All of Seller's claims against any parties relating to any of the Purchased Assets, including without limitation, unliquidated rights under manufacturers' and vendors' warranties or guarantees;

                  1.1.17 INSURANCE POLICIES. All rights under policies of insurance held by Seller (including without limitation rights with respect to claims and prepayments); and

                  1.1.18 OTHER ASSETS. All other properties, rights and assets owned by Seller, whether tangible or intangible, absolute, contingent or otherwise, in addition to those listed in Sections 1.1.1 through 1.1.17 above but excluding the Excluded Assets.

         1.2 EXCLUDED ASSETS. The provisions of Section 1.1 notwithstanding, Seller shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept the following assets of Seller (collectively the "EXCLUDED ASSETS"):

                  1.2.1 CONSIDERATION. The consideration delivered by Buyer to Seller for the purchase of the Purchased Assets pursuant to this Agreement;

                  1.2.2 TAX CREDITS. Federal, state and local income and franchise tax credits and tax refund claims;

                  1.2.3 CORPORATE FRANCHISE. Seller's franchise to be a corporation, its Articles of Incorporation, corporate seal, stock books and other corporate records having exclusively to do with the corporate organization and capitalization of Seller. Buyer and



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its designated agents shall have reasonable access to such books and records and may make excerpts therefrom and copies thereof;

                  1.2.4 TAX RECORDS. Seller's income and franchise tax returns and tax records. Buyer and its designated agents shall have reasonable access to such records and may make excerpts therefrom and copies thereof;

                  1.2.5 CERTAIN CONTRACTS. Any and all contracts and agreements of Seller other than the Assumed Contracts;

                  1.2.6 SPECIFIED ASSETS. The assets listed on Schedule 1.2.6;

                  1.2.7 MISCELLANEOUS ASSETS. The miscellaneous assets not integral to the Business listed on Schedule 1.2.7; and

                  1.2.8 TECHNOLOGY ASSETS. The "Purchased Assets" as defined in the Technology Purchase Agreement of even date herewith among Seller, the Sole Shareholder and Founding Partners (the "Technology Purchase Agreement").

2. ASSUMPTION OF LIABILITIES


         2.1 LIABILITIES TO BE ASSUMED. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge to the extent indicated below the following, and only the following, specific debts, liabilities and obligations of Seller (collectively the "ASSUMED LIABILITIES"):

                  2.1.1 EMPLOYEE OBLIGATIONS. Employee severance and employment obligations expressly described in Schedule 2.1.1 and health benefits with respect to any employee of Seller hired by Buyer following the Closing or employed by Seller immediately prior to the Closing, and employee compensation obligations of Seller appropriately reflected or reserved against on the Recent Balance Sheet (as hereinafter defined), as modified on Schedule 2.1.1 to reflect the period from the date of the Recent Balance Sheet to the Closing Date, including accrued vacation and sick leave and any other compensation or benefits provided under any Seller employee contract, bonus or commission plan, but only in the amounts so reflected or reserved (as modified by Schedule 2.1.1);

                  2.1.2 RECENT BALANCE SHEET LIABILITIES. (A) The accounts payable and other accrued liabilities (excluding the tax liabilities described in Section 2.2.2) ("Accounts Payable") reflected or reserved against on the Recent Balance Sheet, as modified on Schedule 2.1.2 to reflect the period from the date of the Recent Balance Sheet to the Closing Date, but only in the amounts so reflected or reserved (as modified



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by Schedule 2.1.2) and (B) any other Accounts Payable and accrued liabilities incurred in the ordinary course of business following the Recent Balance Sheet date;

                  2.1.3 TECHNICAL SUPPORT OBLIGATIONS. Seller's contractual obligations incurred prior to the Closing Date for technical and product support pursuant to the Assumed Contracts described on Schedule 2.1.3 (the "TECHNICAL SUPPORT OBLIGATIONS");

                  2.1.4 CONTRACTUAL LIABILITIES. Seller's liabilities and obligations arising from and after the Closing Date under and pursuant to the Assumed Contracts;

                  2.1.5 LIABILITIES UNDER PERMITS AND LICENSES. Seller's obligations arising from and after the Closing Date under any permits or licenses listed in Schedule 5.14.2 of the Disclosure Schedule and assigned to Buyer at the Closing;

                  2.1.6 TAXES ARISING FROM TRANSACTION. Any United States, foreign, state or other sales, use or similar taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated by this Agreement, provided that in no event shall Buyer have any obligation or responsibility for any income, profit, value added or franchise taxes (or any penalties or interest thereon);

                  2.1.7 CERTAIN PRODUCT LIABILITIES. Product liability claims with respect to the Products arising after May 1994.

         Buyer hereby agrees to assume and substantially perform and discharge in all material respects in accordance with their terms the Assumed Liabilities, and Buyer agrees to indemnify, defend and hold harmless Seller, its affiliates, agents, officers, directors and employees from and against all losses, damages, liabilities, expenses, costs, assessments and taxes (including, without limitation, interest, penalties and attorneys' fees) relating to, arising from or in connection with Buyer's failure to perform its obligations under this paragraph.

         2.2 LIABILITIES NOT TO BE ASSUMED. Except as and to the extent specifically set forth in Section 2.1, Buyer is not assuming any debts, liabilities, obligations or contracts of Seller and all such debts, liabilities, obligations and contracts shall be and remain the responsibility of Seller. Notwithstanding the provisions of Section 2.1 and without limiting the generality of the foregoing, Buyer is not assuming and Seller shall not be deemed to have transferred to Buyer the following debts, liabilities, obligations and contracts of Seller:

                  2.2.1 CERTAIN CONTRACTS. The obligations of Seller under and pursuant to any and all contracts and agreements other than the Assumed Contracts;



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                  2.2.2 INCOME AND FRANCHISE TAXES. Any liability or obligation of Seller for Federal income taxes and any state, local or foreign income, profit, value added or franchise taxes (and any penalties or interest due on account thereof);

                  2.2.3 INSURED CLAIMS. Except to the extent Buyer receives payments from the insurer relating thereto, any liability of Seller insured against, to the extent such liability is paid by an insurer;

                  2.2.4 PRODUCT LIABILITY. Any liability or obligation of Seller arising out of or in any way relating to or resulting from any product manufactured, assembled or sold prior to May 1994 (including any liability or obligation of Seller for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise);

                  2.2.5 LITIGATION MATTERS. Any liability or obligation of Seller with respect to any suits, actions, claims or proceedings, whether or not described in Schedule 5.13 of the Disclosure Schedule;

                  2.2.6 INFRINGEMENTS. Any liability of Seller to a third party under its intellectual property or other proprietary rights, including, but not limited to, claims arising out of the manufacture, use or sale of goods or apparatus, the performance of services, or the copying, modifying, distributing, performing or displaying of any work or mask work;

                  2.2.7 LIABILITY FOR BREACH. Liabilities and obligations of Seller for any breach or failure to perform any of Seller's covenants and agreements to any third party, or, prior to the Closing, any other contract, whether or not assumed hereunder, including any breach arising from assignment of contracts hereunder, other than those identified on Schedule 1.1.9(c), without consent of third parties;

                  2.2.8 CERTAIN SEVERANCE OBLIGATIONS. Employee severance obligations to employees of Seller except as expressly set forth in Schedule 2.1.1;

                  2.2.9 LIABILITIES TO AFFILIATES. Liabilities and obligations of Seller to its present or former Affiliates (as defined in Section 5.21.3) except for, and only to the extent of, obligations of Seller to employees pursuant to Section 2.1.1;

                  2.2.10 VIOLATION OF LAW. Liabilities and obligations of Seller for any violation of or failure to comply with any statute, law, rule, regulation, order, writ, injunction or decree of any court or governmental authority, which violation would result in a breach of the representation set forth in Section 5.14.



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                  2.2.11 TRANSACTION EXPENSES. All liabilities, costs,
obligations or expenses incurred by Seller in connection with this Agreement and the transactions contemplated herein;

                  2.2.12 INVENTORY ON CONSIGNMENT. All liabilities, costs, obligations or expenses in connection with any inventory on consignment;

                  2.2.13 INTEREST EXPENSE. Any interest expense on any liability of Seller not assumed by Buyer hereunder; and

                  2.2.14 EXCLUDED ASSETS. Liabilities or obligations of Seller related to any Excluded Assets.

3. PURCHASE PRICE

         3.1 PURCHASE PRICE. Subject to the terms and conditions of this Agreement, the following shall be the sole consideration paid by Buyer for the Purchased Assets (the "PURCHASE PRICE"):

                  3.1.1 The assumption of the Assumed Liabilities; and

                  3.1.2 The sum of two million two hundred fifty thousand dollars ($2,250,000) to be delivered by Buyer to Seller at the Closing, one million two hundred fifty thousand dollars ($1,250,000) of which is payable in the form of a Promissory Note in substantially the form attached hereto as Exhibit A.

         3.2 METHOD OF PAYMENT. All payments under this Section 3, other than the amount that is to be paid with the Promissory Note, shall be made in the form of certified or official bank check payable to the order of the recipient or, at Buyer's option, by wire transfer of immediately available funds to an account designated by the recipient.

         3.3 ALLOCATION OF PURCHASE PRICE. The aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes in accordance with
Schedule 3.3. Seller and Buyer will follow and use such allocation in all income, sales registration and other tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"), or any regulations thereunder, Buyer and Seller will disclose such reports to the other prior to filing with the IRS.

4. CLOSING



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         4.1 THE CLOSING. The closing of the purchase and sale of the Purchased
Assets pursuant to this Agreement (the "CLOSING") shall take place at 4365 Executive Drive, Suite 1100, San Diego, California 92121 at 10:00 A.M. (local time) on the date hereof or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "CLOSING DATE".

         4.2 DOCUMENTS TO BE DELIVERED BY SELLER AND THE SOLE SHAREHOLDER. At the Closing, Seller and the Sole Shareholder shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

                  4.2.1 DEEDS, BILLS OF SALE. General warranty bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the reasonable opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.


                  4.2.2 COMPLIANCE CERTIFICATE. A certificate signed by the Sole Shareholder certifying that, to Sole Shareholder's knowledge, each of the representations and warranties made by Seller and the Sole Shareholder in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Seller and the Sole Shareholder have performed and complied in all material respects with all of Seller's and the Sole Shareholder's respective obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  4.2.3 OPINION OF COUNSEL. A written opinion of Downey, Brand, Seymour & Rohwer, counsel to Seller, dated as of the Closing Date and addressed to Buyer in the form of Exhibit B hereto.

                  4.2.4 NON-COMPETITION AGREEMENT. The Sole Shareholder shall have duly executed and delivered to Buyer a non-competition agreement in the form attached hereto as Exhibit C.

                  4.2.5 CERTIFIED RESOLUTIONS. A certified copy of the resolutions adopted by the Board of Directors of Seller and by the Sole Shareholder authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  4.2.6 INDEMNITY AGREEMENT. The Indemnity Agreement, in the form attached hereto as Exhibit D (the "INDEMNITY AGREEMENT"), duly executed by Seller and the Sole Shareholder.



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                  4.2.7 ARTICLES; BYLAWS. A copy of (i) the Bylaws of Seller certified by the secretary of Seller and (ii) a copy of the Articles of Incorporation of Seller certified by the Secretary of State of the State of California.

                  4.2.8 GENERAL RELEASE. The Sole Shareholder shall deliver, and Seller shall cause the Sole Shareholder to deliver, a general release to Buyer, in form and substance satisfactory to Buyer and its counsel, releasing Seller and the directors, officers, agents and employees of Seller from all claims to the Closing Date, except (i) as may be described in written contracts disclosed in the Disclosure Schedule and expressly described and excepted from such release, (ii) compensation for current periods expressly described and excepted from such release and (iii) claims based on or arising out of any breach or failure to perform any of Buyer's covenants and agreements contained in, referred to, or made pursuant to this Agreement.

                  4.2.9 WAIVER AND RELEASE. A waiver and release, in form and substance satisfactory to Buyer and its counsel, executed by Thomas A. McCreery, Jr., waiving his rights pursuant to that certain letter agreement, dated March 6, 1997, between Seller and Mr. McCreery, and releasing Sole Shareholder, Seller, Buyer and their respective directors, officers, agents and employees from any and all claims relating thereto.

                  4.2.10 OTHER DOCUMENTS. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

         4.3 DOCUMENTS TO BE DELIVERED BY BUYER. At the Closing, Buyer shall deliver the following documents, in each case duly executed or otherwise in proper form:

                  4.3.1 PURCHASE PRICE. To Seller a certified or bank cashier's check (or wire transfer) and the Promissory Note as required by Section 3.1.2 hereof.


                  4.3.2 ASSUMPTION OF LIABILITIES. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Seller and its counsel to evidence the assumption by Buyer of the Assumed Liabilities pursuant to this Agreement.

                  4.3.3 COMPLIANCE CERTIFICATE. A certificate signed by an officer of Buyer that, to such officer's knowledge, the representations and warranties made by Buyer in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Seller), and that Buyer has performed and complied in all material respects with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.



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                  4.3.4 CERTIFIED RESOLUTIONS. A certified copy of the
resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  4.3.5 INDEMNITY AGREEMENT. The Indemnity Agreement duly executed by Buyer.

                  4.3.6 GENERAL RELEASE. Buyer shall deliver a general release to Seller, the Sole Shareholder and Thomas A. McCreery, Jr., releasing such persons from all claims to the Closing Date, except pursuant to this Agreement and as otherwise excepted from such release.

                  4.3.7 SECURITY AGREEMENT. The Security Agreement, in the form attached hereto as Exhibit E, duly executed by Buyer.

                  4.3.8 IMPERIAL BANK INDEBTEDNESS. Evidence of payment in full of Seller's indebtedness to Imperial Bank.

                  4.3.9 OTHER DOCUMENTS. All other documents, instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Seller may reasonably request.

5. REPRESENTATIONS AND WARRANTIES OF SELLER AND SOLE SHAREHOLDER

         Sole Shareholder (to his knowledge) and Seller, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule and all schedules (and accompanying documentation) delivered by Seller to Buyer at the time of the execution of this Agreement (the "DISCLOSURE SCHEDULE").

         5.1 CORPORATE MATTERS

                  5.1.1 Except as set forth on Schedule 5.1.2, seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby.



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                  5.1.2 Except as set forth on Schedule 5.1.2, seller is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where, by reason of the character of the properties owned or leased by it, or the nature of its business, the failure to be so licensed or qualified would have a material adverse effect on the business, financial condition, operations or prospects of Seller.

                  5.1.3 The authorized capital stock of Seller consists, and on the Closing Date will consist, of 100,000 shares, .01 par value per share, of which 2000 shares are issued and outstanding. All of the issued and outstanding shares of Seller are owned by the Sole Shareholder, are validly issued, fully paid and nonassessable, and the issuance of such shares were not subject to any preemptive rights. Except as set forth above, there are not as of the date hereof, and on the Closing Date there will not be, any capital shares of Seller authorized, issued or outstanding or any authorized or outstanding subscriptions, options, warrants, stock appreciation rights, calls, rights, convertible securities or other agreements or commitments of any character relating to issued or unissued capital shares or other securities of Seller, or otherwise obligating Seller to issue, transfer or sell any capital shares of Seller, or other securities convertible into, exchangeable for, or evidencing the right to subscribe for, any capital shares of Seller. Seller does not own any interest in any corporation, partnership or other entity.

                  5.1.4 Neither the Board of Directors of Seller nor the Sole Shareholder has adopted any resolution or taken any other action with respect to dissolution, liquidation or winding up of Seller, no such resolution or other action is proposed, under consideration or contemplated, and there is no proceeding or other action pending or, to the knowledge of Seller and the Sole Shareholder, threatened, proposed or contemplated by any court, administrative or governmental agency, instrumentality, commission, authority, board or body with respect to any dissolution, liquidation or winding up of Seller, nor is there any basis for any such proceeding or other action.

                  5.1.5 Schedule 5.1.5 contains a true and correct list showing for any time period during the last seven years: (i) all names under which Seller or any predecessor to Seller (a "PREDECESSOR") has conducted business, together with the type of entity of each Predecessor, (ii) the domicile of Seller and each Predecessor, and the location of the chief executive office of Seller and each Predecessor, (iii) each location at which Seller or any Predecessor conducted business, and (iv) each location where the records of accounts receivable of Seller or any Predecessor were maintained.

         5.2 AUTHORITY; APPROVAL; ENFORCEABILITY; CONFLICTS.

                  5.2.1 The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Seller and Sole Shareholder pursuant hereto and the consummation of the transactions contemplated hereby and



                                      12.

thereby have been duly authorized by the Board of Directors of Seller and the Sole Shareholder. No other or further corporate act or proceeding on the part of Seller, its Board of Directors or any of its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Seller and Sole Shareholder pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Seller and Sole Shareholder pursuant hereto will constitute, valid binding agreements of Seller and Sole Shareholder, respectively, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

                  5.2.2 The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Seller and Sole Shareholder pursuant hereto, and the consummation by Seller and Sole Shareholder of the transactions contemplated hereby and thereby (1) to the knowledge of Seller and Sole Shareholder, (a) will not violate any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority, (b) will not require any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental agency, instrumentality, commission, authority, board or body (including, without limitation, under any "plant-closing" or similar law), and (c) subject to obtaining the consents referred to in Schedule 5.2.2 of the Disclosure Schedule, will not violate or conflict with, or constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined below) upon any of the assets of Seller under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller or the Sole Shareholder is a party or by which Seller, the Sole Shareholder or any of Seller's assets or properties may be bound or affected, and (2) will not violate or conflict with any term or provision of the Articles of Incorporation or By-laws of Seller. Notwithstanding the foregoing, Seller and Sole Shareholder shall not be deemed to have breached this Section 5.2.2 by reason of any claim by EMC Corporation, a Massachusetts corporation ("EMC"), that the execution and delivery of this Agreement constitutes a violation of that certain Settlement and License Agreement dated August 16, 1996 by and between EMC and Seller (the "EMC Agreement").

         5.3 FINANCIAL STATEMENTS; BOOKS AND RECORDS

                  5.3.1 Included as Schedule 5.3.1 of the Disclosure Schedule are true and complete copies of the financial statements of Seller consisting of
(i) an unaudited balance sheet as of July 31, 1997 (the "RECENT BALANCE SHEET"), and the related unaudited statements of income and cash flow for the seven (7) month period preceding



                                      13.

July 31, 1997, (ii) the audited balance sheet of Seller as of December 31, 1996 and the related statements of income and cash flow for the year ended December 31, 1996 (including the notes contained therein or annexed thereto), together with the report thereon of Arthur Anderson, independent certified public accountants, and (iii) the unaudited balance sheets as at December 31 in each of the years 1993 through 1995, and the related unaudited statements of income and cash flow for each of the fiscal years then ended (collectively, the "FINANCIAL STATEMENTS"). Except as noted in Schedule 5.3.1, the Financial Statements (including all notes and schedules contained therein or annexed thereto) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except, with respect to unaudited financial statements, for the absence of footnotes and subject to normal year-end audit adjustments applicable to the unaudited financial statements), and fairly present, in accordance with generally accepted accounting principles (except, with respect to unaudited financial statements, for the absence of footnotes and subject to normal year-end audit adjustments applicable to the unaudited financial statements), the assets, liabilities and financial position, the results of operations and the cash flows of Seller as of the dates and for the periods indicated.

                  5.3.2 All of the books of account and other financial records of Seller have been made available to Buyer and its counsel and are complete and correct.

                  5.3.3 Seller maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations,
(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         5.4 NO UNDISCLOSED LIABILITIES. Without in any way limiting the other provisions set forth in this Agreement, except as and to the extent specifically disclosed in Schedule 1.1.9, 2.1.3, 5.4, 5.14.2 or 5.18.1 or the Recent Balance Sheet (including any modification pursuant to Schedules 2.1.1 and 2.1.2), to the knowledge of Seller and Sole Shareholder, Seller has no liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice which in the aggregate have not and will not have a material adverse effect on the business, financial condition or operations of Seller. Except as and to the extent specifically reflected in the Recent Balance Sheet, neither Seller nor Sole Shareholder is aware of any facts that could reasonably be expected to give rise to any basis for the assertion against Seller of any



                                      14.

liability, and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of Seller's business and consistent with past practice.

         5.5 ABSENCE OF CERTAIN CHANGES. Except as and to the extent disclosed in Schedule 5.5 of the Disclosure Schedule, since the date of the Recent Balance Sheet, there has not been:

                  5.5.1 Any material adverse change in the financial condition, assets, liabilities, business, prospects or operations of Seller;


                  5.5.2 Any material loss, damage or destruction, whether covered by insurance or not, affecting Seller's business or properties;

                  5.5.3 Any increase in the salaries, wages or other remuneration or compensation, or in any benefits payable or to become payable to any employee or agent of Seller (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued to any such person;

                  5.5.4 Any labor dispute or disturbance;

                  5.5.5 Any material commitment or transaction by Seller (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

                  5.5.6 Any declaration, setting aside, or payment of any dividend or any other distribution in respect of Seller's capital stock; any redemption, purchase or other acquisition by Seller of any capital stock of Seller, or any security relating thereto; or any other payment to any shareholder of Seller as such a shareholder;

                  5.5.7 Any sale, lease or other transfer or disposition of any properties or assets of Seller, except for the sale of inventory items in the ordinary course of business;

                  5.5.8 Any indebtedness for borrowed money incurred, assumed or guaranteed by Seller;

                  5.5.9 Any Lien (as defined below) on any of the properties or assets of Seller;

                  5.5.10 Any entering into, amendment or termination by Seller of any material contract, or any waiver of material rights thereunder, other than in the ordinary course of business;



                                      15.

                  5.5.11 Any waiver of rights under any Contract listed on
Schedule 1.1.9;

                  5.5.12 Any loan or advance (other than advances to employees in the ordinary course of business for travel in accordance with past practice) to any person including, but not limited to, any officer, director or employee of Seller or the Sole Shareholder or any Affiliate;

                  5.5.13 Any entering into of any type of license agreement or other agreement regarding intellectual property rights involving fees of $30,000 or more;

                  5.5.14 Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of Seller's policies or practices with respect to the granting of credit; or

                  5.5.15 Any other event or condition not in the ordinary course of business of Seller.

         5.6 TAX MATTERS

                  5.6.1 The provision made for taxes on the Recent Balance Sheet (as modified pursuant to Schedules 2.1.1 and 2.1.2) is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed at the date of the Recent Balance Sheet, and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, Seller has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with Seller's past experiences.

                  5.6.2 Except as set forth on Schedule 5.6, all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of Seller, including information returns, have been timely filed and when filed were true, correct and complete, and the taxes shown as due thereon were paid or adequately accrued. Seller has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries, wages and other compensation, remuneration or benefits paid to the employees of Seller (other than solely with respect to such taxes applicable to salaries accrued during the pay period commencing immediately prior to the Closing and accrued vacation as of the Closing).

                  5.6.3 No federal or state income tax returns of Seller have been audited by the Internal Revenue Service or appropriate state taxing authorities since inception, and Seller has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other



                                      16.

deficiency which has not been paid nor any objection to any return or report filed by Seller. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

                  5.6.4 Seller has never been a member of an affiliated group that filed a consolidated tax return on which the statute of limitations does not bar a federal tax assessment.

                  5.6.5 Seller has never (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under
Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of
Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement.

         5.7 ACCOUNTS RECEIVABLE. Schedule 5.7 contains a complete and accurate report showing all accounts receivable of the Business ("ACCOUNTS") outstanding as of the close of business on July 31, 1997, including an aging of such Accounts that is true and complete, subject to a reasonable reserve for doubtful accounts consistent with past practices. Except as specifically set forth on
Schedule 5.7, all Accounts arose in the ordinary course of business, are collectible (except as provided for in the reserve for doubtful accounts) and are carried at values determined in accordance with generally accepted accounting principles consistently applied. Except as specifically set forth on
Schedule 5.7, there is no Account that is contingent upon the future performance of services or any contract or obligation or the future delivery of products.


         5.8 INVENTORY. All Inventory purchased since the Recent Balance Sheet consists of inventory of a quantity usable and saleable in the ordinary course of business. All Inventory as of the Closing is listed on Schedule 5.8. Work-in-process Inventories are now and will be valued on the Closing Date according to generally accepted accounting principles consistently applied.

         5.9 TITLE TO AND CONDITION OF PROPERTIES.

                  5.9.1 Seller has good and marketable title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, lease purchase agreements, financing leases, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "LIENS") except those described in Schedule 5.9.1 of the



                                      17.

Disclosure Schedule. Except with respect to the Assumed Contracts listed on
Schedule 1.1.9(c) and Schedule 5.2.2, none of the Purchased Assets are subject to any restrictions with respect to the transferability thereof. Except with respect to the Assumed Contracts listed on Schedule 1.1.9(c) and Schedule 5.2.2, Seller has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby. At Closing, Buyer will receive good and valid title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever except those described in Schedule 5.9.1 of the Disclosure Schedule.

                  5.9.2 All tangible assets (real and personal) constituting Purchased Assets hereunder are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the continuing and safe use thereof in the conduct of the normal operations of Seller), have been maintained consistent with the standards generally followed in the industry and, to the knowledge of Seller and Sole Shareholder, applicable legal standards, and are sufficient to carry on the business of Seller as conducted during the preceding 12 months. To the knowledge of Seller and Sole Shareholder, all buildings, plants and other structures utilized by Seller are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

                  5.9.3 Except as set forth on Schedule 1.1.3 of the Disclosure Schedule, Seller owns no real property. Schedules 1.1.3 and 1.1.4 set forth all real property used or occupied by Seller (the "REAL PROPERTY"). To the knowledge of Seller and Sole Shareholder, no portion of any of the Real Property has been used as a landfill or for storage or landfill of hazardous or toxic materials. Neither Seller nor the Sole Shareholder has notice or knowledge of any (i) governmental agency or court order requiring repair, alteration or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (ii) condition or defect which could give rise to an order of the sort referred to in "(i)" above, or (iii) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property).

                  5.9.4 To the knowledge of Seller and Sole Shareholder, neither the whole nor any portion of the property or any other assets of Seller is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to Seller's and the Sole Shareholder's knowledge has any such condemnation, expropriation or taking been proposed.

         5.10 INTELLECTUAL PROPERTY RIGHTS

                                      18.

                  5.10.1 Schedule 1.1.2 sets forth an accurate and complete list identifying all of the following Intellectual Property Rights as of the Closing
Date: (i) all patents and patent applications owned by Seller or any Affiliate, including the country of filing, filing number, date of issue, expiration date, title and inventors; (ii) all registered trademarks and servicemarks and trademark and servicemark applications, including country of filing, filing number, date of issue and expiration date; (iii) all common law trademarks, service marks, trade names and copyright registrations; (iv) all material license agreements pursuant to which Seller or any Affiliate acquired any Intellectual Property Rights and all material agreements, oral or written, pursuant to which Seller or any Affiliate is obligated to pay royalties to third parties with respect to such Intellectual Property Rights; and (v) all material license agreements, oral or written, including site licenses, pursuant to which Seller or any Affiliate has granted any person any rights to any of the Intellectual Property Rights. Complete and accurate copies of all written agreements (and complete and accurate descriptions of all oral agreements) referred to in the foregoing clauses (iv) and (v) have been provided to Buyer. The entire right, title and interest in the Intellectual Property Rights reside solely with Seller. To the knowledge of Seller and the Sole Shareholder after due inquiry thereof, there are no actual or claimed infringements, violations or misappropriations existing by any third party with respect to the Intellectual Property Rights.

                  5.10.2 To the knowledge of Seller and the Sole Shareholder, the operation of the Business as currently conducted, including, but not limited to, the operation and use of the Purchased Assets and the manufacture, sale or use of the Products, does not and will not infringe, violate or misappropriate any patent, trade secret, copyright or other intellectual property rights of any third party or entity.

                  5.10.3 Except to the extent set forth in Schedule 1.1.2, no material licenses, sub-licenses or other agreements relating to the Intellectual Property Rights exist which would limit or restrict the rights of Buyer to operate the Business following the Closing, including, without limitation, the operation and use of the Assets and the manufacture, sale or use of the Products.

                  5.10.4 To the knowledge of Seller and the Sole Shareholder, except as set forth on Schedule 5.10.4, all trademarks, servicemarks, and related applications and registrations thereof and all copyrights and registrations thereof related to the Business (collectively the "TRADEMARKS AND COPYRIGHTS") are valid and enforceable, Seller has the exclusive right to use the Trademarks and Copyrights in connection with the Business and there are no oppositions, cancellations or governmental, arbitral or other proceedings currently pending or threatened that protest the rights of Seller to use and/or register the Trademarks and Copyrights. Neither Seller nor the Sole Shareholder has, by act or failure to act, including without limitation, by failure to attach any required notice, transferred any rights to the Intellectual Property Rights into the public domain.




                                      19.

                  5.10.5 Neither Seller nor any Affiliate is making use of any patentable or unpatentable invention or any confidential information in the Business in which any present or past employee of Seller has or has claimed an interest, and neither Seller nor the Sole Shareholder is aware of facts that could reasonably be expected to give rise to such a claim. Neither Seller nor the Sole Shareholder has any knowledge (after due inquiry thereof) of the assertion against Seller of any conflicting rights to any Intellectual Property Rights. Each employee of Seller has entered into, and no employee of Seller has failed or refused to execute and deliver an agreement between such employee and Seller in substantially the form attached hereto as Schedule 5.10.5, and no such employee has failed or refused to take any action required under such agreement.

         5.11 TRADE SECRETS

                  5.11.1 The Purchased Assets include all documentation relating to all of Seller's trade secrets, if any, which, if they exist, may include customer lists, processes, know-how, computer programs and routines and other technical data used in the Products or in the Business (collectively, the "TRADE SECRETS") that is current, accurate, and sufficient in detail and content to identify and explain such trade secrets, and to allow their full and proper use by Buyer; provided, however, that the trade secrets do not include the specialized knowledge and experience of Seller's employees.

                  5.11.2 To the knowledge of Seller and the Sole Shareholder, Seller is the sole owner of each of the trade secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others.

                  5.11.3 To the knowledge of Seller and the Sole Shareholder, the trade secrets have not been used, divulged, or appropriated for the benefit of any past or present employees or other persons or to the detriment of Seller.

         5.12 PRODUCTS; WARRANTY POLICIES

                  5.12.1 A true and complete list and description of all Products marketed, licensed or sold by Seller since April 1993 is set forth on
Schedule 1.1.13, which Schedule indicates each such product currently manufactured, sold or marketed by Seller.

                  5.12.2 Schedule 5.12.2 contains a summary of all of the product warranty and service policies and obligations of Seller relating to the Products.

         5.13 NO LITIGATION. Except as specifically described in Schedule 5.13, there is no action, suit, arbitration or other proceeding, investigation or inquiry pending or, to the knowledge of Seller and the Sole Shareholder, threatened against Seller, its directors (in such capacity), the Sole Shareholder or Seller's business or any of its assets, nor is Seller or the Sole Shareholder aware of any facts that could reasonably be expected to give rise



                                      20.

to any basis for any such proceedings, investigations or inquiries. Schedule
5.13 also identifies all such actions, suits, proceedings, investigations and inquiries to which Seller, any of its directors (in such capacity) or the Sole Shareholder have been parties since inception. Except as set forth in Schedule 5.13, neither Seller nor its business or assets is subject to any judgment, order, writ or injunction of any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

         5.14 COMPLIANCE WITH LAWS

                  5.14.1 Except as set forth in Schedule 5.14.1, to the knowledge of Seller and Sole Shareholder, Seller (including each and all of its operations, practices, properties and assets) is in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, "LAWS"), including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws (as hereinafter defined). Except as set forth in
Schedule 5.14.1 of the Disclosure Schedule, Seller has not received notice of any violation or alleged violation of, and to the knowledge of Seller and the Sole Shareholder (after due inquiry thereof) is subject to no liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing violation of, any Laws. All reports and returns required to be filed by Seller with any governmental authority have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

                  (a) Seller has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts; and

                  (b) Seller has delivered to Buyer copies of all records of Seller required for the past five years under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations, and all correspondence relating thereto. The deficiencies, if any, noted in such records and correspondence have been corrected.

                  5.14.2 Seller has all licenses, permits, approvals, authorizations and consents ("PERMITS") of all governmental and regulatory authorities and all certification organizations required for the conduct of the Business (as presently conducted and as proposed to be conducted) and operation of the Facilities, except for any Permits the failure to possess which would not have a material adverse effect on the financial condition, assets, liabilities, business, prospects or operations of the Business. All such Permits are described in Schedule 5.14.2 of the Disclosure Schedule, are in full force and



                                      21.

effect and are, except as expressly set forth on Schedule 5.14.2, assignable to Buyer in accordance with the terms hereof. Except as set forth in Schedule
5.14.2 of the Disclosure Schedule, Seller (including its operations, properties and assets) is and has been in compliance with all such Permits.

                  5.14.3 The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("WASTE") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts, are herein collectively referred to as the "ENVIRONMENTAL LAWS." Without limiting the generality of the foregoing provisions of this Section 5.14.3, to the knowledge of Seller and Sole Shareholder, Seller is in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule
5.13 of the Disclosure Schedule, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of Seller and the Sole Shareholder, threatened against Seller relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 5.13 of the Disclosure Schedule, to the knowledge of Seller and Sole Shareholder, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or omissions which could reasonably be expected to interfere with or prevent compliance or continued compliance with the Environmental Laws or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

         5.15 INSURANCE. Set forth in Schedule 5.15 of the Disclosure Schedule is a complete and accurate list and description of all policies of fire, casualty, general liability,



                                      22.

product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of Seller, true and correct copies of which have heretofore been delivered to Buyer. Schedule
5.15 of the Disclosure Schedule includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $10,000. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Seller, of the kinds (except for product liability and D&O insurance), in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Schedule 5.15 of the Disclosure Schedule indicates each policy as to which (a) the coverage limit has been reached in the current year of coverage or
(b) the total incurred losses in the current year of coverage equal 75% or more of the coverage limit in the current year of coverage. No notice of cancellation or termination has been received with respect to any such policy, and neither Seller nor the Sole Shareholder has knowledge of any act or omission of Seller which could result in cancellation of any such policy prior to its scheduled expiration date. Seller has not been refused any insurance with respect to any aspect of the operations of the business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Seller has duly and timely made all claims it has been entitled to make under each policy of insurance. There is no claim by Seller pending under any such policies as to which coverage has been denied or disputed by the underwriters of such policies, and neither Seller nor the Sole Shareholder knows of any basis for denial of any claim under any such policy. Seller has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by Seller with all requirements of law and with the requirements of all contracts to which Seller is a party.

         5.16 CONTRACTS AND COMMITMENTS.

                  5.16.1 Except as set forth in Schedule 1.1.4 of the Disclosure Schedule, Seller has no leases of real property.

                  5.16.2 Schedule 1.1.5 of the Disclosure Schedule sets forth all leases of personal property.



                                      23.

                  5.16.3 Except for Seller's obligations under that certain Agreement dated April 24, 1997 between Seller and Traaken Software, Inc., Seller has no material purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of three months normal usage, or which are at an excessive price.

                  5.16.4 Seller has no agreements or commitments to customers or distributors pursuant to agreements with terms materially different from Seller's standard form of sales and as to certain products, a license agreement (which standard forms are attached to Schedule 5.16.4) other than as listed and described in Schedule 5.16.4, and Seller has no such agreements or commitments except those made in the ordinary course of business and at arm's length, and no such agreements or commitments are for a sales price which would result in a loss to Seller.

                  5.16.5 Except as disclosed in Schedule 5.16.5, Seller has no agreement, understanding, contract or commitment (written or oral) with any Affiliate or any other officer, employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Seller on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

                  5.16.6 Except as set forth on Schedule 5.16.6, seller has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

                  5.16.7 Seller is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

                  5.16.8 Except as set forth in Schedule 5.16.8 of the Disclosure Schedule, Seller is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

                  5.16.9 Except as set forth on Schedule 5.16.9, Seller has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be continentally or secondarily liable for the obligations of any person.

                  5.16.10 Except as shown on Schedule 5.16.10, Seller is not a party to any contract with any national governmental body.

                  5.16.11 Except as shown on Schedule 5.16.11, Seller is not a party to nor is it bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of Seller. Without limiting the generality of the foregoing, Seller is not a party to nor is it bound by any agreement requiring Seller to



                                      24.

assign any interest in any trade secret or proprietary information, or prohibiting or restricting Seller from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

                  5.16.12 Schedule 5.16.12 contains a description and summary of terms of contracts relating to the Business involving consideration or other expenditures in excess of $10,000 or more negotiated or discussed by Seller or the Sole Shareholder at any time within sixty (60) days prior to the Closing but not finalized.

                  5.16.13 Seller has no lease, contract or commitment of any nature involving consideration or other expenditures in excess of $10,000 by or from Seller, or involving performance over a period of more than three months, or which is otherwise individually material to the operations of Seller, except as explicitly described in Schedule 5.16.13 or in any other Schedule of the Disclosure Schedule.

                  5.16.14 A complete and accurate copy of each written agreement and other document identified on the Schedules referred to in Sections 5.16.1 through 5.16.13, as amended to date, has been delivered to Buyer. Except as set forth on Schedule 5.16.14, each lease, contract and commitment referred to in Sections 5.16.1 through 5.16.13 is, except to the extent fully performed on the date hereof, in full force and effect and valid and binding on Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general equity principles and to limitations on the availability of equitable relief. Seller has performed all material obligations required to be performed by it and is not in default under any lease, contract or commitment (except any default arising as a result of the transfer to Buyer of the Assumed Contracts described on Schedule 5.2.2 as requiring the consent of the other party), nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Seller's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Seller. Neither Seller nor the Sole Shareholder has received any notice that it is in default thereunder, and neither Seller nor the Sole Shareholder is aware of any facts that could reasonably be expected to give rise to such a default. No third party is in default under any lease, contract or commitment to which Seller is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

                  5.17 LABOR MATTERS. Except to the extent set forth in Schedule
5.17 of the Disclosure Schedule, (a) within the last five years Seller has not experienced any labor disputes, union organization attempts or work stoppage due to labor disagreements in connection with its business; (b) to the knowledge of Seller and Sole Shareholder, Seller



                                      25.

is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (c) there is no unfair labor practice charge or complaint against Seller pending or, to Seller's and the Sole Shareholder's knowledge, threatened; (d) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Seller nor any secondary boycott with respect to products of Seller; (e) no question concerning representation has been raised or is, to the knowledge of Seller and Sole Shareholder, threatened respecting the employees of Seller; (f) no grievance and no arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (g) there are no administrative charges or court complaints against Seller concerning alleged employment discrimination or other employment related matters pending or, to Seller's and the Sole Shareholder's knowledge, threatened before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency.

         5.18 EMPLOYEE BENEFIT PLANS.

                  5.18.1 Seller has no "defined benefit" plan as defined in ERISA. Schedule 5.18.1 of the Disclosure Schedule sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit PLANS" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). No such employee benefit plan is a "multiemployer plan" (as defined in Section 4001 of ERISA), and Seller has never contributed nor been obligated to contribute to any such multiemployer plan. Schedule 5.18.1 also lists those provisions of all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by Seller ("SELLER EMPLOYEES") with respect to intellectual property developed by Seller or Seller Employees, or with respect to obligations of confidentiality related to Seller's affairs or property.

                  5.18.2 With respect to each employee benefit plan that is subject to the provisions of Title IV of ERISA and with respect to which Seller or any of its assets may, directly or indirectly, be subject to any liability, contingent or otherwise, or the imposition of any lien (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any "complete withdrawal" (as defined in Section 4203 of



                                      26.

ERISA) or "partial withdrawal" (as defined in Section 4205 of ERISA) by any person from any such plan, or otherwise):

                  (a) no such plan has been terminated so as to subject, directly or indirectly, any assets of Seller to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;


                  (b) no proceeding has been initiated or threatened by any person (including the Pension Benefit Guaranty Corporation ("PBGC")) to terminate any such plan;

                  (c) no condition or event currently exists or currently is expected to occur that could subject, directly or indirectly, any assets of Seller to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of any such plan;

                  (d) if any such plan were to be terminated as of the Closing Date, no assets of Seller would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

                  (e) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

                  (f) no such plan which is subject to Section 302 of ERISA or
Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

                  (g) no such plan is a multiemployer plan or a plan described in Section 4064 of ERISA.

                  5.18.3 There have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any employee benefit plan, and no event or omission has occurred in connection with which Seller or any of its assets or any employee benefit plan, directly or indirectly, could be subject to any liability under ERISA, the Code or any other law, regulation or governmental order applicable to any employee benefit plan, including, without limitation, Section 406, 407, 409, 501, 502, 510, 511, 601,
4062, 4063, 4069, 4071, or 4201 of ERISA, or Section 4971, 4972, 4975, 4976,
4977, 4979 or 4980B of the Code, or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which Seller has agreed to indemnify or is



                                      27.

required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order.

                  5.18.4 The funds available under each employee benefit plan which is intended to be a funded plan equal or exceed the amounts required to be paid, or which would be required to be paid if such Plan were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by Seller's actuaries in connection with the funding of such Plan).

                  5.18.5 Seller is not and never has been a member of a controlled group as defined in Section 414(b) of the Code or in common control with any unincorporated trade or business as determined under Section 414(c) of the Code. Seller is not and never has been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. Except as set forth on
Schedule 5.18.5, there are not and never have been any leased employees within the meaning of Section 414(n) of the Code who perform services for Seller, and no individuals are expected to become leased employees.

                  5.18.6 With respect to each employee benefit plan, (i) all payments due from Seller to date have been made and all amounts properly accrued to date as liabilities of Seller which have not been paid have been properly recorded on the books of Seller and are reflected in the Recent Balance Sheet;
(ii) Seller has materially complied with, and each such employee benefit plan conforms in all material respects in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, and all reports and information relating to such employee benefit plan required to be filed with any governmental entity have been timely filed; (iii) to Seller's and Sole Shareholder's knowledge all reports and information relating to each such employee benefit plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) to Seller's and Sole Shareholder's knowledge each such employee benefit plan which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or, to Seller's and the Sole Shareholder's knowledge, threatened with respect to such employee benefit plan or against the assets of such employee benefit plan; and (vi) no employee benefit plan is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

                  5.18.7 Except as set forth on Schedule 5.18.7, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former



                                      28.

employee of Seller to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available or (iv) result in Buyer being or becoming liable to any Seller Employee or liable for any amount owed to any employee benefit plan.

         5.19 EMPLOYMENT COMPENSATION. Schedule 5.19 of the Disclosure Schedule contains a true and correct list of all employees to whom Seller is paying compensation, including bonuses and incentives, at an annual rate in excess of $60,000 for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.


         5.20 MAJOR CUSTOMERS AND SUPPLIERS.

                  5.20.1 Schedule 5.20.1 of the Disclosure Schedule contains a list of the ten largest customers of Seller for each of the two most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Neither Seller nor the Sole Shareholder has any knowledge of any facts indicating that any of the customers listed on Schedule 5.20.1 of the Disclosure Schedule will not continue to be customers of the business of Seller after the Closing at substantially the same level of purchases as heretofore.

                  5.20.2 Schedule 5.20.2 of the Disclosure Schedule contains a list of the ten largest suppliers to Seller for each of the two most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Neither Seller nor the Sole Shareholder has any knowledge or information of any facts indicating that any of the suppliers listed on Schedule
5.20.2 of the Disclosure Schedule will not continue to be suppliers to the business of Seller after the Closing and will not continue to supply the business with substantially the same quantity and quality of goods at competitive prices.

                  5.20.3 Schedule 5.20.3 of the Disclosure Schedule contains a list by product line of all dealers, distributors and franchisees of Seller.

         5.21 AFFILIATES' RELATIONSHIPS TO SELLER.

                  5.21.1 All leases, contracts, agreements or other arrangements between Seller and any Affiliate are described on Schedule 5.21.1 of the Disclosure Schedule. Except as shown on Schedule 5.21.1, Seller has no business relationship with any



                                      29.

Affiliate (other than the direct employment of an individual Affiliate as an employee, officer or director) where such Affiliate is a customer, supplier, vendor, licensor, lessor, landlord, distributor, sales representative, lender or borrower. Schedule 5.21.1 contains a complete list of all business relationships of Seller with any Affiliate.

                  5.21.2 Except as set forth on Schedule 5.21.2, no Affiliate has any direct or indirect interest in (i) any entity which does business with Seller or is competitive with Seller's business, or (ii) any property, asset or right which is used by Seller in the conduct of its business (other than an interest constituting less than 1% of the outstanding voting stock of a company whose Common Stock is traded on a national securities exchange or traded in the national over-the-counter market).

                  5.21.3 For purposes of this Agreement "AFFILIATE" means:

                  (i) any current or former shareholder, director or officer of the Seller;


                  (ii) any sibling, uncle, aunt, niece or nephew of any person described in clause (i);

                  (iii) any ancestor or lineal descendant of any person described in clauses (i) or (ii);

                  (iv) any current or former spouse of any person described in clauses (i), (ii) or (iii) or any person who is a member of the same household of the person described in clauses (i), (ii) or (iii) or who has resided with such person for more than 10 days in any calendar year;

                  (v) any ancestor or lineal descendant of any person described in clauses (i), (ii), (iii) or (iv);

                  (vi) any entity or person in which any of the foregoing have a direct or indirect interest (except through ownership of less than 1% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market).

         5.22 ASSETS NECESSARY TO BUSINESS. Except as disclosed in Schedule 5.22, the Purchased Assets include all property and assets (except for the Excluded Assets), tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit Buyer to carry on, or currently used or held for use in, the business of Seller as presently conducted.


         5.23 NO BROKERS OR FINDERS. Except for arrangements with Thomas A. McCreery, Jr. in connection with the letter agreement and waiver and release referenced



                                      30.

in Section 4.2.10 of this Agreement, neither Seller nor any of its directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

         5.24 AS-IS. Buyer acknowledges that Buyer is acquiring the Purchased Assets and the Business "As-Is, Where-Is, With All Faults," in its current condition subject to the terms of this Agreement, and that, with the exception of the representations and warranties contained in this Agreement, no representations or warranties of any kind whatsoever, express or implied, have been made by the Seller, Sole Shareholder or Seller's employees, agents or representatives with regard to the Purchased Assets or the Business, the condition or quality of either, or the ability of Buyer to develop the Purchased Assets or the Business.

         5.25 SALES REPRESENTATIVE, DISTRIBUTORSHIP AND LICENSE AGREEMENTS.
Schedule 5.25 contains a true and complete list of all distributorship, sales representative and manufacturing license agreements (if any material term thereof is oral, Schedule 5.25 contains a complete description of such oral term or provision). There are no other agreements, oral or written, with any distributor, sales representative or other party except as set forth in Schedule 5.25.

6. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller and the Sole Shareholder that, as of the date of this Agreement:

         6.1 ORGANIZATION AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of California, and has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.

         6.2 AUTHORITY AND ENFORCEABILITY.

                  6.2.1 Buyer has full power and authority to execute, deliver and perform its obligations under this Agreement and all documents to be executed by Buyer in connection with the transactions contemplated hereby and all corporate and other action of Buyer necessary for such execution, delivery and performance has been duly taken.

                  6.2.2 No approval of this Agreement or the transactions contemplated hereby is required by the shareholders of Buyer under the Articles of Incorporation or Bylaws of Buyer, the corporate laws of the State of California or otherwise; or if such approval is required, it shall be obtained by the Closing Date.



                                      31.

                  6.2.3 This Agreement and all documents to be executed by Buyer in connection with the transactions contemplated hereby is, and upon due execution and delivery by the parties thereto will be, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditor's rights and by rules of law governing specific performance, injunctive relief or other equitable remedies.

                  6.2.4 The execution and delivery by Buyer of this Agreement and all documents to be executed by Buyer in connection with the transactions contemplated hereby do not, and the performance and consummation by Buyer of the transactions contemplated by this Agreement and such other documents will not, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of Buyer's Articles of Incorporation or Bylaws, each as amended to date, or any statute, rule, regulation, judicial or governmental decree, order or judgment, or any agreement, lease or other instrument, to which Buyer is a party or to which it or its assets are subject that has or is likely to have a material adverse effect on Buyer's ability to carry out its obligations under this Agreement or such other documents.

                  6.3 FINANCIAL STATEMENTS. Buyer has delivered to Seller true and complete copies of the financial statements of Buyer (the "BUYER FINANCIAL STATEMENTS") consisting of (i) an unaudited balance sheet as of June 30, 1997 (the "RECENT BUYER BALANCE SHEET"), and the related unaudited statements of income and cash flow for the three (3) month period preceding June 30, 1997 and
(ii) the audited balance sheet of Seller as of March 29, 1997 and the related statements of income and cash flow for the year ended March 29, 1997 (including the notes contained therein or annexed thereto), together with the report thereon of Delloite & Touche, independent certified public accountants. The Buyer Financial Statements (including all notes and schedules contained therein or annexed thereto) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except, with respect to unaudited financial statements, for the absence of footnotes and subject to normal year-end audit adjustments applicable to the unaudited financial statements), and fairly present, in accordance with generally accepted accounting principles (except, with respect to unaudited financial statements, for the absence of footnotes and subject to normal year-end audit adjustments applicable to the unaudited financial statements), the assets, liabilities and financial position, the results of operations and the cash flows of Buyer as of the dates and for the periods indicated.

                  6.4 NO UNDISCLOSED LIABILITIES. Except as and to the extent specifically disclosed in the Recent Buyer Balance Sheet, to the knowledge of Buyer, Buyer has no



                                      32.

liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Recent Buyer Balance Sheet in the ordinary course of business and consistent with past practice which in the aggregate have not and will not have a material adverse effect on the business, financial condition or operations of Seller and other than liabilities, commitments and/or obligations arising out of or relating to this Agreement or any related agreement. Except as referred to above in this
Section 6.4 and except to the extent specifically reflected in the Recent Balance Sheet, Buyer is not aware of any facts that could reasonably be expected to give rise to any basis for the assertion against Buyer of any liability, and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, other than commercial liabilities and obligations incurred since the date of the Recent Buyer Balance Sheet in the ordinary course of business and consistent with past practice which in the aggregate have not and will not have a material adverse effect on the business, financial condition or operations of Seller and other than liabilities, commitments and/or obligations arising out of or relating to this Agreement or any related agreement.

         6.5 ABSENCE OF CERTAIN CHANGES. Except as and to the extent disclosed in Schedule 6.5, since the date of the Recent Buyer Balance Sheet, there has not been:

                  6.5.1 Any material adverse change in the financial condition, assets, liabilities, business, prospects or operations of Buyer;

                  6.5.2 Any material loss, damage or destruction, whether covered by insurance or not, affecting Buyer's business or properties;

                  6.5.3 Any increase in the salaries, wages or other remuneration or compensation, or in any benefits payable or to become payable to any employee or agent of Buyer (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued to any such person;

                  6.5.4 Any labor dispute or disturbance;

                  6.5.5 Any material commitment or transaction by Buyer (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice and other than transactions and commitments arising out of or relating to this Agreement or any related agreement;

                  6.5.6 Any declaration, setting aside, or payment of any dividend or any other distribution in respect of Buyer's capital stock; any redemption, purchase or other



                                      33.

acquisition by Buyer of any capital stock of Buyer, or any security relating thereto; or any other payment to any shareholder of Buyer as such a shareholder;

                  6.5.7 Any sale, lease or other transfer or disposition of any properties or assets of Buyer, except in the ordinary course of business;

                  6.5.8 Any indebtedness for borrowed money incurred, assumed or guaranteed by Buyer, except indebtedness arising out of or relating to this Agreement or any related agreement;

                  6.5.9 Any Lien on any of the properties or assets of Buyer, except indebtedness arising out of or relating to this Agreement or any related agreement;

                  6.5.10 Any entering into, amendment or termination by Buyer of any material contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

                  6.5.11 Any loan or advance (other than advances to employees in the ordinary course of business for travel in accordance with past practice) to any person including, but not limited to, any officer, director or employee of Buyer;

                  6.5.12 Any entering into of any type of license agreement or other agreement regarding intellectual property rights involving fees of $30,000 or more, except in the ordinary course of business and except agreements arising out of or relating to this Agreement or any related agreement;

                  6.5.13 Any grant of credit to any customer or distributor on terms or in amounts substantially more favorable than those which have been extended to such customer or distributor in the past, any other material change in the terms of any credit heretofore extended, or any other change of Buyer's policies or practices with respect to the granting of credit; or

                  6.5.14 Any other material event or condition not in the ordinary course of business of Buyer.

7. EMPLOYEES - EMPLOYEE BENEFITS

         7.1 AFFECTED EMPLOYEES. "Affected Employees" shall mean employees of Seller, if any, who are employed by Buyer immediately after the Closing. Buyer may, but shall have no obligation to, employ any employees of Seller.

         7.2 PAYROLL TAX. Seller agrees to make a clean cut-off of payroll and payroll tax reporting with respect to the Affected Employees paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for



                                      34.

periods ending on or prior to the Closing Date. Seller also agrees to issue, by the date prescribed by IRS Regulations, Forms W-2 for salaries, wages and other compensation paid through the Closing Date. Except as set forth in this Agreement, Buyer shall be responsible for all payroll and payroll tax obligations with respect to employment compensation accruing after the Closing Date for Affected Employees.

         7.3 TERMINATION BENEFITS. Buyer shall be solely responsible for, and shall pay or cause to be paid, severance payments and other termination benefits, if any, to Affected Employees who may become entitled to such benefits by reason of any events occurring on or after Closing.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject, at its option, to the fulfillment at or prior to Closing of each of the following conditions:

         8.1 DELIVERY OF CLOSING ITEMS. Seller and the Sole Shareholder, as applicable, shall have duly executed and delivered to Buyer each of the documents, certificates and other items provided for in Section 4.2 of this Agreement to the reasonable satisfaction of Buyer and its counsel.

         8.2 INDEMNITY AGREEMENT. The Indemnity Agreement shall have been duly executed and delivered by Seller and the Sole Shareholder.

         8.3 WAIVER AND RELEASE. The waiver and release contemplated by Section
4.2.10 of this Agreement shall have been executed by Thomas A. McCreery, Jr. and delivered to Buyer.

         8.4 TECHNOLOGY PURCHASE AGREEMENT. The Technology Purchase Agreement shall have been executed and delivered by Seller and the Sole Shareholder.

         8.5 APPROVAL. The Board of Directors of Buyer shall have approved this Agreement and authorized Buyer to enter into this Agreement and to effect the transactions contemplated hereunder.

         8.6 COMPLETION OF DUE DILIGENCE. Buyer shall have completed to its satisfaction its legal and financial due diligence investigations concerning Seller.

         8.7 SELLER CONSENTS. Buyer shall have received evidence, in form and substance reasonably satisfactory to Buyer and its counsel, that such licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of governmental



                                      35.

authorities as are necessary and appropriate in connection with the consummation of the transactions contemplated hereby have been obtained.

         8.8 ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Each of the representations and warranties made by Seller and the Sole Shareholder in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and Seller and the Sole Shareholder shall have performed and complied in all material respects with all of Seller's and the Sole Shareholder' respective obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

         8.9 ACTIONS OR PROCEEDINGS; COURT ORDERS. No action, suit or other proceeding before a court, tribunal or other governmental agency or body shall have been instituted or threatened to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of governmental authority having appropriate jurisdiction, or in connection with any material claim against Seller and the Sole Shareholder not disclosed on the Schedules hereto, and no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would (a) make the acquisition or holding by Buyer of the Purchased Assets illegal or impose material limitations on its ability to exercise full rights of ownership with respect to such Purchased Assets or (b) otherwise prevent the consummation of the transaction contemplated hereby.

         8.10 NO ADVERSE CHANGE. There shall have been no event which has occurred or which has been disclosed to Buyer which has had or could be reasonably expected to have a material adverse effect on the financial condition, assets, liabilities, business, prospects or operations of Seller.

9. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND SOLE SHAREHOLDER

         The obligations of Seller and the Sole Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions:

         9.1 DELIVERY OF CLOSING ITEMS. Buyer shall have delivered the Purchase Price to be delivered to Seller at the Closing and shall have duly executed and delivered to



                                      36.

Seller each of the documents, certificates and other items provided for in
Section 4.3 of this Agreement to the reasonable satisfaction of Seller and its counsel.

         9.2 INDEMNITY AGREEMENT. The Indemnity Agreement shall have been duly executed and delivered by Buyer.

         9.3 TECHNOLOGY PURCHASE AGREEMENT. The Technology Purchase Agreement shall have been duly executed and delivered by Founding Partners.

         9.4 ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Seller), and Buyer shall have performed and complied in all material respects with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

         9.5 APPROVAL. The Board of Directors of Buyer shall have approved this Agreement and authorized Buyer to enter into this Agreement and to effect the transactions contemplated hereunder.

         9.6 ACTIONS OR PROCEEDINGS; COURT ORDERS. No action, suit or other proceeding before a court, tribunal or other governmental agency or body shall have been instituted or threatened to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of governmental authority having appropriate jurisdiction, or in connection with any material claim against Buyer not disclosed on the Schedules hereto, and no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would (a) make the acquisition or holding by Buyer of the Purchased Assets illegal or (b) otherwise prevent the consummation of the transaction contemplated hereby.

10. ADDITIONAL AGREEMENTS

         10.1 INCORPORATION OF SCHEDULES AND EXHIBITS. All schedules and exhibits are incorporated into this Agreement by this reference and are warranted by the party or parties which deliver the same to be accurate and complete. In the event that any change shall occur with respect to any information disclosed in any schedule furnished by Seller or the Sole Shareholder hereunder following the date of the delivery thereof and prior to



                                      37.

the Closing Date, Seller and the Sole Shareholder shall promptly notify Buyer thereof in writing.

         10.2 COOPERATION. Each party will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement. Each party will take all reasonable actions necessary to obtain (and will cooperate with the other party in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any governmental entity, domestic or foreign, or other person, required to be obtained or made by such party (or by the other party) in connection with the taking of any action contemplated by this Agreement. Without limiting the foregoing, Seller and Sole Shareholder shall cooperate with Buyer in complying with all provisions of the bulk sales or bulk transfer statutes of all states having jurisdiction, including the provisions of Section 6106.2 of the California Uniform Commercial Code.

         10.3 CONFIDENTIALITY. For a period of five (5) years from the date of this Agreement, Seller and Sole Shareholder will hold in confidence and use their respective best efforts to have all of each of their respective employees, agents, representatives and affiliates, as applicable, hold in confidence all documents and other written material containing information of a confidential nature relating to the Buyer's business or which is disclosed to such person by Buyer in connection with the transactions contemplated by this Agreement (including, but not limited to, customer lists and Intellectual Property Rights), and not disclose, publish, use or permit others to use the same; provided, however, that the foregoing restriction shall not apply to any portion of the foregoing which (i) becomes generally available to the public in any manner or form through no fault of any such party, or their respective employees, agents or representatives, or (ii) is released for disclosure by one party with the consent of Buyer, or (iii) when such disclosure is required by a court or a governmental agency or is otherwise required by law or is necessary in order to establish rights under this Agreement or any other agreements referred to herein.

         10.4 EFFECTIVE TRANSFER. Buyer, Seller and the Sole Shareholder shall each use its best efforts to ensure a quick and effective transfer to Buyer of the Purchased Assets. Effective as of the Closing, the Sole Shareholder shall cause Seller to cease doing business under the name "Falcon Systems" and promptly thereafter the Sole Shareholder shall cause Seller to change Seller's name to a name that is not confusingly similar to "Falcon Systems."

11. MISCELLANEOUS

         11.1 EXPENSES. Each party shall bear and pay his or its own expenses incurred in connection with the transactions referred to in this Agreement.



                                      38.

         11.2 KNOWLEDGE.

                  11.2.1 KNOWLEDGE AFTER "DUE INQUIRY." An individual shall be deemed to have "knowledge" of a particular fact or other matter "after due inquiry thereof" if such individual is actually aware of such fact or other matter or if a prudent individual could be expected to be aware thereof after making reasonable inquiry thereof and exercising due diligence with respect thereto. An entity shall be deemed to have "knowledge" of a particular fact or other matter "after due inquiry thereof" if any officer of such entity who is involved in the management of such entity is actually aware of such fact or other matter or would have knowledge of such fact or other matter after due inquiry thereof.

                  11.2.2 KNOWLEDGE WITHOUT INQUIRY. Except as provided for in
Section 11.2.1 where an individual has made due inquiry thereof, an individual shall be deemed to have "knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter or if a prudent individual could be expected to be aware thereof after making inquiry of the officers of Seller. Seller shall be deemed to have "knowledge" of a particular fact or other matter if any officer of Seller who is involved in the management of Seller is actually aware of such fact or matter or would have knowledge of such fact or other matter after making inquiry of the officers of Seller.

                  11.3 PUBLIC ANNOUNCEMENTS. Buyer and Seller shall have joint responsibility for the content, timing and other matters relating to the issuance of any and all press releases or trade releases and the making of such other public statements (collectively, "PUBLIC STATEMENTS") with respect to the Closing and the transactions contemplated hereby as may be necessary or appropriate in Buyer's judgment. Neither Buyer nor Seller shall disclose the Purchase Price in any Public Statements unless such disclosure is either (i) required by law, governmental regulation or valid legal process or (ii) in connection with any governmental filing.

                  11.4 ENTIRE AGREEMENT; MODIFICATIONS; WAIVER. This Agreement, together with the schedules and exhibits hereto and agreements referenced herein, constitutes the final, exclusive and complete understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and discussions with respect thereto including, without limitation, that certain letter agreement, dated June 30, 1997, among Buyer, Seller and the Sole Shareholder. No variation or modification of this Agreement and no waiver of any provision or condition hereof, or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party or parties against whom enforcement of any such variation, modification, waiver or consent is sought.

                  11.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by any party to this Agreement or pursuant hereto shall survive until one



                                      39.

year after the Closing. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party or parties for whose benefit such representations and warranties were made. All statements contained herein or in any schedule, exhibit or certificate delivered pursuant hereto shall be deemed to be representations and warranties.

         11.6 FURTHER ASSURANCES. The parties hereto shall use their best efforts, and shall cooperate with each other, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to consummate the transactions contemplated hereby, and shall otherwise use their best efforts to cause such transactions to be consummated in accordance with the terms and conditions hereof. At any time or from time to time after the Closing Date, each party hereto shall execute and deliver any further instruments or documents and take all such further action as such requesting party may reasonably request in order to consummate and document the transactions contemplated hereby.

         11.7 CAPTIONS. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the constructing or interpretation of any provision of this Agreement.

         11.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

         11.9 SUCCESSORS AND ASSIGNS. No party shall assign this Agreement to any third party without the prior written consent of the other parties, except that after the Closing Buyer may assign this Agreement to any transferee of the business of Buyer without seeking such consent from Seller or the Sole Shareholder. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

         11.10 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

         11.11 NOTICES. All notices, requests, demands and other communications hereunder ("NOTICES") shall be in writing and shall be deemed to have been duly given if delivered by hand or by registered or certified mail, postage prepaid, return receipt requested, but only upon receipt of such return receipt, as follows:



                                      40.

To Buyer:                           James L. Lambert
                                    Artecon, Inc.
                                    6305 El Camino Real
                                    Carlsbad, California 92009

                                    with a copy to:

                                    Thomas A. Coll, Esq.
                                    Cooley Godward LLP
                                    4365 Executive Drive, Suite 1100
                                    San Diego, California 92121


To Seller or the                    Craig Caudill
Sole Shareholder:                   Falcon Systems, Inc.
                                    3951 Performance Drive
                                    Sacramento, California 95838


                                    with a copy to:

                                    Jeffrey M. Koewler, Esq.
                                    Downey, Brand, Seymour & Rohwer LLP
                                    555 Capitol Mall, Suite 1050
                                    Sacramento, California 95814

or to such other address as either any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt. All Notices shall be deemed received on the date of delivery or, if mailed, on the date appearing on the return receipt therefor.

         11.12 LAW GOVERNING. This agreement shall be governed by, and construed and enforced in accordance with the laws of the State of California, without regard to its choice-of-laws or conflicts-of-law rules.

         11.13 ATTORNEY'S FEES. In any judicial action or proceeding or arbitration proceeding between the parties hereto to enforce any of the provisions of this Agreement, to seek damages on account of the breach hereof, to seek injunctive relief to prevent the breach or continued breach hereof, to seek a determination of the rights and obligations of the parties hereunder, or in which this Agreement is raised as a defense, regardless of whether the action or proceeding is prosecuted to judgment and in addition to any other remedy, the unsuccessful party shall pay the successful party all costs and expenses, including reasonable attorneys' fees, incurred therein by the successful party.



                                      41.

                [remainder of this page intentionally left blank]




                                      42.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

SELLER:                                 FALCON SYSTEMS, INC.



                                        By: /s/ CRAIG CAUDILL
                                           -------------------------------------
                                             Craig Caudill
                                             President


BUYER:                                  ARTECON, INC.


                                        By: /s/ James L. Lambert
                                           -------------------------------------
                                             James L. Lambert
                                             President


SOLE SHAREHOLDER:                       /s/ Craig Caudill
                                        ----------------------------------------
                                             Craig Caudill



                                      43.

                                    EXHIBIT A

                                 PROMISSORY NOTE



$1,250,000                                                       August 21, 1997
                                                           San Diego, California

         For value received, the undersigned (collectively "Payor") promises to pay to FALCON SYSTEMS, INC. ("FALCON"), a California corporation, or order ("Holder"), in lawful money of the United States of America and in immediately available funds, the principal sum of one million two hundred fifty thousand dollars ($1,250,000) (the "Principal Amount") together with interest thereon at the times and in the manner set forth below.

This note (the "Note") is executed and delivered as part of the Purchase Price pursuant to that certain Asset Purchase Agreement of even date herewith among Payor, Holder and the sole shareholder of Holder (the "Purchase Agreement"). Notwithstanding any other provision of this Note, this Note shall be subject in all respects to the provisions of that certain Indemnity Agreement of even date herewith among Payor, Founding Partners, a California general partnership (the "Partnership"), each Partner of the Partnership, Falcon and Craig Caudill (the "Indemnity Agreement"), including but not limited to Section 1(d), 1(e) and 2 of the Indemnity Agreement.

1. REPAYMENT OF PRINCIPAL AND INTEREST. Subject to the terms of this Note, the outstanding Principal Amount shall be repaid, together with accrued interest thereon as provided below, in equal monthly combined principal and interest payment of twenty-six thousand five hundred fifty eight dollars and eighty-one cents $26,558.81, with the first payment due on the date that is one (1) month from the date hereof and subsequent payments due each monthly anniversary thereafter for a period of five years following the date hereof.

2. INTEREST RATE. Subject to the terms of this Note, Payor promises to pay interest on the outstanding principal amount hereof from the date hereof until payment in full in accordance with paragraph 1, which interest shall be payable at the rate of ten percent (10%) per annum or the maximum rate permissible by law (which under the laws of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less.

3. DEFAULT RATE. If the undersigned fails to pay any of the principal or accrued interest when due, then all unpaid amounts, including all accrued but unpaid interest, shall bear interest at 18% per annum, or the maximum rate permissible by law in the event of a default of a promissory note of this type and nature, whichever is less.

4. PLACE OF PAYMENT. Payments on this Note shall be payable at Holder's office located at 485 Crocker Road, Sacramento, California 95864, unless another place of payment shall be specified in writing by Holder.

5. SECURITY. This note is subject to the security and subordination provisions of that certain Security Agreement by and between Artecon, Inc., a California corporation, and Holder of even date herewith (the "Security Agreement"), as well as the security provisions of that certain Subordination Agreement by and among Payor and Holder of as of the date hereof.

6. APPLICATION OF PAYMENTS. Payments on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance thereof.

7. PREPAYMENTS. This Note may be prepaid in whole or in part at any time without premium or penalty.

8. MISCELLANEOUS.

         (a) This Note will be considered in default if, after fifteen (15) days following written notice to Payor of Payor's failure to make any payment of principal or accrued interest hereunder, such failure remains uncured (provided that such notice shall not be required more than three times in any calendar year). In such event, at Holder's option, all outstanding principal and accrued interest and any other amounts payable under this Note will become due and payable.

         (b) Except as otherwise provided in this Note, Payor, all endorsers, guarantors and sureties of this Note, and each of them, and their successors and assigns, hereby waive demand, presentment for payment, notice of non-payment, protest and notice of protest, and notice of dishonor, and expressly agree that without notice, this Note or any payment due date hereunder may be extended from time to time, and consent to acceptance of additional or substitute parties or both, or the release of any party liable with respect to this Note, all without affecting in any way their liability.

         (c) If Payor fails to make any interest or installment payment when due, Payor promises to pay all costs and expenses of collection and reasonable attorneys' fees incurred by Holder to enforce the terms of this Note and/or the Security Agreement including, without limitation, those expenses and fees which may be incurred in connection with the appointment of a receiver and all appearances in bankruptcy or insolvency proceedings. In any action brought under or arising out of this Note, Payor hereby consents to the jurisdiction of any competent court within the State of California and to service of process by any means authorized by California law.

         (d) Holder shall, at all times, have the right to proceed against any portion of the security for this Note in such order and in such manner as Holder may consider appropriate without waiving any rights with respect to any such security. Any delay or omission on the part of Holder in exercising any right hereunder shall not operate as a waiver of such right, or any other right under this Note.

         (e) This Note may not be terminated or amended orally, but only by a termination or amendment in writing signed by Holder.

         (f) Governing Law. This Note shall be governed by, and construed and entered in accordance with, the laws of the State of California, as applied to contracts entered into by California residents within the State of California, which contracts are to be performed entirely within the State of California.

         (g)The provisions of this Note shall inure to the benefit of and be binding on any successor to Payor and shall extend to any holder hereof.

                                        ARTECON, INC.


                                        By:
                                           -------------------------------------
                                            James L. Lambert, President

                                    EXHIBIT B

                            NON-COMPETITION AGREEMENT

        This NON-COMPETITION AGREEMENT ("AGREEMENT") is entered into this 21 day of August, 1997 ("EFFECTIVE DATE"), by and between Craig Caudill, an individual residing at ____________________________ ("PARTICIPANT"), and Artecon, Inc., a
California corporation, with its principal place of business at 6305 El Camino Real, Carlsbad, California 92009 (the "COMPANY").

        WHEREAS, Participant is a founder and the sole shareholder of Falcon Systems, Inc., a California corporation ("FALCON"), and has been actively involved in the manufacture, marketing and/or distribution of computer storage, workstation and/or peripheral equipment on behalf of Falcon (the "PRODUCTS").

        WHEREAS, the Company, Falcon and Participant have entered into an Asset Purchase Agreement dated as of August 21, 1997 (the "PURCHASE AGREEMENT"), whereby Falcon and Participant have agreed to sell, and the Company has agreed to purchase, substantially all of the assets of Falcon as provided for therein (the "ACQUISITION").

        WHEREAS, Participant plans to vote in favor of the Acquisition and receive all the benefits of the Acquisition; and in connection therewith, Participant has agreed pursuant to and to the extent permitted by Section 16601 of the Business and Professions Code of the State of California to enter into this Agreement. Participant is entering into this Agreement as an inducement to the Company to consummate the Acquisition, with all of the attendant financial benefits to Participant as sole shareholder of Falcon.

        NOW, THEREFORE, in consideration of the foregoing premises and the Company's entering into the Purchase Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                      TERMS

        1. Participant acknowledges that by virtue of his position with Falcon he has developed considerable expertise in the Products and has had access to extensive confidential information with respect to Falcon and the Products. Participant recognizes that the Company would be irreparably damaged, and its substantial investment in the Acquisition materially impaired, if Participant were to engage in activity involving products similar to or competitive with the Products in violation of the terms of this Agreement or if Participant were to disclose or make unauthorized use of any confidential information concerning the Products. Accordingly, Participant expressly acknowledges that he is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Participant in all respects.

        2. (a) During the Term (as defined below) of this Agreement, Participant agrees that he will not directly or indirectly (whether for compensation or without compensation):

                      (i) As an individual proprietor, partner, corporation, stockholder, officer, employee, consultant, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in any business activity that involves the development, production, marketing or selling of products, processes, techniques or technology which are identical to, substantially similar to, or competitive with the Products, whether for use on alternative computing platforms or environments or otherwise; or

                      (ii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, if any, of the Company that is in any way related to the activities, technology, items or information described in (i) above or induce or attempt to induce any employee of the Company to leave the employ of the Company.

               (b) The restrictions set forth in Section 2(a) are considered by the parties to be reasonable for the purposes of protecting the business of the Company. However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

        3. Notwithstanding anything to the contrary in Section 2(a), Participant shall be permitted to engage in the distribution or sale of raw disk drives.

        4. Participant acknowledges and agrees that all Confidential Information (defined below) is the property of the Company. Therefore, Participant agrees that during the term of this Agreement Participant will maintain all Confidential Information in trust and confidence and shall not disclose to any third party or use any Confidential Information for any unauthorized purpose, without the prior express written consent of the Company, whether Participant has such information in Participant's memory or embodied in writing or electronic form or otherwise. For purposes of this Agreement the term "CONFIDENTIAL INFORMATION" shall mean all confidential and proprietary information relating to the Company's and/or Falcon's business practices, strategies and technologies, including but not limited to confidential and proprietary information bearing the legend

"Company Confidential and Proprietary" or equivalent and any trade secret, information, process, technique, algorithm, computer program (source and object code), design, drawing, formula or test data relating to any research project, work in process, future development, engineering, manufacturing, marketing, servicing, financing or personnel matter relating to the Company and/or Falcon, their present or future products, sales, suppliers, clients, customers, employees, investors or business, whether in oral, written, graphic or electronic form. Notwithstanding the forgoing, the term "Confidential Information" shall not include information which (i) is now, or hereafter becomes, through no act or failure to act on the part of Participant, generally known or available or (ii) is hereafter furnished to Participant by a third party, as a matter of right and without restriction on disclosure.

        5. The term of this Agreement ("TERM") shall commence and take effect on the Effective Date and shall remain in effect until three (3) years following the Effective Date.

        6. Participant expressly acknowledges that damages alone will not be an adequate remedy for any breach by Participant of the covenants set forth in Sections 2 and 4 hereof and that the Company, in addition to any other remedies which it may have, shall be entitled, as a matter of right, to injunctive relief, including specific performance, in any court of competent jurisdiction with respect to any actual or threatened breach by Participant of any of said covenants.

        7. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to its choice-of-law rules. Any attempted assignment of rights or delegation of duties by Participant shall be void without the prior written consent of the Company; provided that Participant shall be entitled to conduct activities permitted under paragraph 3 through an entity majority owned by Participant. This Agreement is the entire, final and exclusive agreement between the Company and Participant concerning its subject matter, and may be amended only in a writing duly signed by both parties.

                [remainder of this page intentionally left blank]

        IN WITNESS WHEREOF, the parties have executed this Agreement (counterparts permitted) as of the date first above written.


PARTICIPANT,                               ARTECON, INC.
an individual



-------------------------------            -------------------------------
Craig Caudill                              James L. Lambert, President

                                    EXHIBIT C

                 [LETTERHEAD OF DOWNEY, BRAND, SEYMOUR & ROHWER]



August 21, 1997

Artecon, Inc.
6305 El Camino Real
Carlsbad, California 92009

Ladies and Gentlemen:

        We have acted as counsel to Falcon Systems, Inc., a California corporation ("Falcon"), in connection with the Asset Purchase Agreement, dated as of August 21, 1997, between Falcon, Craig Caudill and you (the "Agreement). This opinion is furnished to you pursuant to Section 4.2.4 of the Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Agreement, the Accord, the California Provisions and the California Generic Exception, as defined below.

        As counsel to Falcon, we have examined originals or copies, certified or otherwise identified to our satisfaction, each of the documents identified on Exhibit A, which is attached hereto and incorporated herein (the "Seller's Documents"). We have also examined the original or certified copies of Falcon's Constituent Documents.

        We are not licensed to practice in any state other than the State of California and do not hold ourselves out as experts in the laws of any other state. The law covered by the opinions expressed herein is limited to the law of the State of California and the federal law of the United States.

        Based upon and subject to the foregoing and the assumptions and qualifications set forth below, we are of the opinion that:

1. Falcon has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of California

2. Falcon has all requisite power and authority to own, lease and operate its properties and conduct its business as it is currently being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business conducted by it or the location of the properties owned of record or leased by it makes such qualification necessary, except with respect to being duly qualified in the following states: Maryland, New York, Texas, Virginia, and Washington.

3. Falcon has all requisite corporate power and authority to enter into the Seller's Documents and to perform the obligations thereunder. The Seller's Documents have been duly and validly authorized, executed and delivered by Falcon and each constitutes a legal, valid, and binding agreement of Falcon enforceable against Falcon in accordance with its terms, except as rights to indemnity under that certain Indemnity Agreement dated August 21, 1997, by and among Artecon, Inc., Falcon Systems, Inc. and Craig Caudill.

4. There are no recorded Liens in effect against the Purchased Assets except those described in Schedule 5.9.1 of the Disclosure Schedule. To our knowledge, the transfer and assignment of the Purchased Assets at the Closing pursuant to the Agreement is not subject to any right of first refusal, right of first offer, or any similar right of any party which has not been waived.

5. The execution, delivery and performance of the Seller's Documents and the consummation of the transactions contemplated thereby will not result in a violation of, or constitute a default under (i) Falcon's Articles of Incorporation or Bylaws, (ii) to our knowledge, any governmental statute, rule or regulation applicable to Falcon, or (iii) to our knowledge, any order, writ, judgment, injunction, decree, determination or award that has been entered against Falcon.

6. To our knowledge, except as identified in Schedule 5.13, there is no action, proceeding, or investigation pending against Falcon before any court or administrative agency that questions the validity of the Seller's Documents or that might result, either individually or in the aggregate, in any material adverse change in the Purchased Assets, the Assumed Liabilities or the Business.

7. To our knowledge, all consents, approvals, authorizations, orders of and filings, registrations and qualifications with any regulatory authority or governmental body required for the consummation by Falcon of the transactions contemplated by the Seller's Documents have been made or obtained.

        In rendering this opinion, we have assumed: the accuracy of the factual representations made to us by Falcon and its employees and agents; the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness, and authenticity of certificates of public officials; and the due authorization, execution, and delivery of all documents (other than those Seller's Documents within the scope of this opinion) where authorization, execution, and delivery are prerequisites to the effectiveness of such documents.

        We have also assumed: that all individuals executing and delivering documents have the legal capacity to so execute and deliver; that the Seller's Documents are binding upon all signatories thereto (other than the Seller and Sole Shareholder); that parties to the Seller's Documents consummated the transactions contemplated by the Seller's Documents; that any certificates or other documents upon which we have relied that were given or dated earlier than the date of this letter continue to remain accurate insofar as relevant to our opinion, from such earlier date through and including the date of this letter; that there has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence; that if either party is a corporation or other entity, that it has filed any required California franchise or income tax returns and has paid any required California franchise or income taxes; and that there are no extrinsic agreements or understandings among the parties to the Seller's Documents that would modify or interpret the terms of the Seller's Documents or the respective rights or obligations of the parties thereunder.

        In addition to the foregoing and without limiting the foregoing, this opinion is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law. This opinion is also governed by, and shall be interpreted in accordance with the "California Provisions" and the "California Generic Exception" as defined in the Business Law Section of the California State Bar Report on the Third Party Legal Opinion Report of the ABA Section of Business Law (draft dated May 14, 1992). Without limiting the foregoing, this opinion does not address the enforceability of the Non-Competition Agreement and is limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and is subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

        The General Qualifications apply to the opinions set forth in paragraphs 1, 2, 4, 5, 6 and 7 above, as well as our opinion in paragraph 3.

        With respect to our opinion in paragraph 4, we have relied solely upon a Uniform Commercial Code search of the records of the California Secretary of State and have conducted no further investigation for purposes of this opinion. This search was conducted on August 20, 1997, and identifies filings up to and including August 1, 1997.

        Our opinions are rendered as of the date set forth above. We have no duty or obligation, nor do we undertake any such duty or obligation, to advise you or any third party of changes of law or fact that occur after that date even though the change may affect the legal analysis, legal conclusion or an informational confirmation contained herein.

        Where our opinion refers to our "knowledge," it is based solely on the actual knowledge of the attorneys in this office working directly on Falcon matters as shown in the firm's billing records and the information provided to us by Mr. Craig Caudill in an Officer's Certificate provided to us.

        This letter and the opinions expressed herein are solely for your benefit in connection with the Seller's Documents, and may neither be used, circulated, quoted or otherwise referred to for any other purposes, nor filed with or made available to any governmental agency or other person or entity without our prior written consent.

Very truly yours,

DOWNEY, BRAND, SEYMOUR & ROHWER, LLP


-------------------------------

                                    EXHIBIT A
                                       TO
                               OPINION OF COUNSEL

                               SELLER'S DOCUMENTS

        Asset Purchase Agreement, and each agreement identified in Section 4.2 of the Asset purchase Agreement executed and delivered by the Seller and/or Selling Shareholder.

                                    EXHIBIT D

                               INDEMNITY AGREEMENT

        This INDEMNITY AGREEMENT ("AGREEMENT") is made and entered as of August 21, 1997, by and among ARTECON, INC., a California corporation ("BUYER"), Founding Partners, a California general partnership ("PARTNERSHIP"), each Partner of the Partnership (each, a "PARTNER" and collectively, "PARTNERS"), FALCON SYSTEMS, INC., a California corporation ("SELLER") and CRAIG CAUDILL, the sole shareholder of Seller (the "SOLE SHAREHOLDER").

                                 R E C I T A L S

        A. Buyer, Seller and the Sole Shareholder have entered in that certain Asset Purchase Agreement of even date herewith (the "ASSET PURCHASE AGREEMENT") which provides for the purchase of substantially all of Seller's assets (excluding the assets purchased pursuant to the Technology Purchase Agreement, defined below) by Buyer pursuant to the terms thereof (the "ASSET ACQUISITION"). A portion of the consideration for such assets (excluding the assets purchased pursuant to the Technology Purchase Agreement, defined below) is in the form of a promissory note dated August 21, 1997 (the "BUYER NOTE"). Except where the context requires otherwise, capitalized terms used but not defined herein shall have the meanings assigned to them in the Asset Purchase Agreement.

        B. Partners, Seller and Sole Shareholder have entered in that certain Technology Purchase Agreement of even date herewith (the "TECHNOLOGY PURCHASE AGREEMENT" and, together with the Asset Purchase Agreement, the "PURCHASE AGREEMENTS") which provides for the purchase of specified technology assets of Seller by Partners pursuant to the terms thereof (the "TECHNOLOGY ACQUISITION" and, together with the Asset Acquisition, the "ACQUISITIONS").

        C. Seller and Sole Shareholder have agreed to indemnify and hold Buyer, Partnership and Partners', and their respective affiliates, etc., harmless as more fully set forth herein.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained in the Purchase Agreements and herein, the parties agree as follows:

1.      INDEMNIFICATION

        (a) BUYER. Notwithstanding any investigation of the business, financial condition, prospects or assets of Seller by or on behalf of Buyer prior to the Closing Date, but subject to the indemnification limitations set forth in
Section 1(d), Seller and Sole Shareholder (collectively, the "INDEMNIFYING PARTIES") shall, jointly and severally, indemnify, defend and hold harmless Buyer, its affiliates, agents, officers, directors and employees (collectively, the "ARTECON INDEMNIFIED PARTIES"), from and against any and all losses, damages, liabilities, expenses, costs, assessments and taxes (including, without limitation, interest, penalties and attorneys' fees) ("DAMAGES"), and to pay each Artecon indemnified party on demand the full amount of any and all of the same that such party may pay or become obligated to pay relating to, arising from or in connection with:

               (i) The breach of any representation or warranty of Seller or Sole Shareholder or of any agreement or covenant of Seller or Sole Shareholder contained in the Asset Purchase Agreement or any other agreement, certificate or other document delivered by Seller or Sole Shareholder pursuant to the Asset Purchase Agreement;

               (ii) Any action, claim or legal proceeding by any present or former officer, director or shareholder of Seller for any action of Seller or Sole Shareholder on or prior to Closing (other than the Assumed Liabilities);

               (iii) Any debts, liabilities, obligations or contracts of Seller other than the Assumed Liabilities; or

               (iv) Any liability arising from the failure of Seller to comply with any provision of the EMC Agreement.

        (b) PARTNERS AND PARTNERSHIP. Notwithstanding any investigation of the business, financial condition, prospects or assets of Seller by or on behalf of Partners prior to the Closing Date, but subject to the indemnification limitations set forth in Section 1(d), the indemnifying parties shall, jointly and severally, indemnify, defend and hold harmless the Partnership, each Partner, and each of their respective affiliates, agents, officers, directors and employees (collectively, the "PARTNER INDEMNIFIED PARTIES") (the Artecon indemnified parties and the Partner indemnified parties are hereinafter collectively referred to as the "INDEMNIFIED PARTIES"), from and against any and all Damages, and to pay each Partner indemnified party on demand the full amount of any and all of the same that such party may pay or become obligated to pay relating to, arising from or in connection with:

               (i) The breach of any representation or warranty of Seller or Sole Shareholder or of any agreement or covenant of Seller or Sole Shareholder contained in the Technology Purchase Agreement or any other agreement, certificate or other document delivered by Seller or Sole Shareholder pursuant to the Technology Purchase Agreement;

               (ii) Any action, claim or legal proceeding by any present or former officer, director or shareholder of Seller for any action of Seller or Sole Shareholder on or prior to Closing (other than the Assumed Liabilities);

               (iii) Any debts, liabilities, obligations or contracts of Seller other than the Assumed Liabilities; or

               (iv) Any liability arising from the failure of Seller to comply with any provision of the EMC Agreement.

        (c) PROCEDURE. All claims (other than fraud) by Buyer, Partners and Partnership against Seller and Sole Shareholder, including all claims under the foregoing indemnity, shall be made at the time and in the manner provided for in this Agreement.

        (d) INDEMNIFICATION LIMITATIONS. Notwithstanding Section 1(a) and 1(b):

               (iii) The indemnifying parties shall have no liability to the indemnified parties pursuant to this Agreement unless and until the aggregate Damages claimed, paid or incurred pursuant to this Agreement by one or more indemnified parties shall exceed $100,000 (the "100,000 Threshold"), in which event the indemnifying parties shall become fully liable as provided for above up to, but not exceeding, an additional aggregate amount of $400,000. Notwithstanding anything to the contrary in this Agreement, the Purchase Agreements, or any other agreement, certificate, or other document delivered by either Seller or Sole Shareholder pursuant to the Purchase Agreements, under no circumstances will Seller and/or Sole Shareholder (individually or collectively) be obligated under this Agreement or otherwise to the indemnified parties (individually or collectively) in an amount in excess of $400,000; and

               (iv) Neither Seller nor sole Shareholder shall have any indemnification obligation with respect to any claim by EMC that the negotiation, execution and/or delivery of the Asset Purchase Agreement and/or the Technology Purchase Agreement constitutes a breach of Seller's or Sole Shareholder's obligations, or a default, under the EMC Contract, or interference with contract, or interference by Buyer, the Partners and/or the Partnership with economic advantage, or an inducement by Buyer, the Partners and/or the Partnership of breach of the EMC Agreement, or similar claim.

        (e) PURCHASE PRICE OFFSET. Subject to the terms of this Agreement, (i) Buyer shall have an express right of offset such that any indemnification payments payable to Buyer pursuant to this Agreement shall reduce the aggregate Purchase Price payable by Buyer pursuant to Section 3.1 of the Asset Purchase Agreement and (ii) the Partners shall have an express right of offset such that any indemnification payments payable to Partners pursuant to this Agreement shall reduce the aggregate Purchase Price payable by Partners pursuant to Section 3.1 of the Technology Purchase Agreement, all as set forth in Section 2(b) below.

2. INDEMNIFICATION PROCEDURE. The indemnified parties shall be indemnified in accordance with the following:

        (a) NOTICE BY INDEMNIFIED PARTY. If any indemnified party has incurred or suffered Damages for which it is or may be entitled to indemnification pursuant to this Agreement, such indemnified party shall, on or prior to the Termination Date (defined below), give written notice of such claim (a "CLAIM NOTICE") to Buyer (if such indemnified party is other than Buyer) and the indemnifying parties. Each Claim Notice shall state (i) the amount of claimed Damages (the "CLAIMED AMOUNT"), (ii) the basis for such claim (iii) a description of any Damages which, so long as the $100,000 Threshold has not been reached as a result of Damages claimed by other indemnified parties, may be subject to the $100,000 Threshold and (iv) a reasonable description of the basis for such claim. The date that is one (1) year following the Closing Date shall be referred to herein as the "TERMINATION DATE." Notwithstanding any other provision of this Agreement, no indemnified party may make any claim for Damages pursuant to this Agreement or otherwise (except for fraud) after the Termination Date.

        (b) PAYMENT TO INDEMNIFIED PARTY.

               (i) Subject to the terms of this Agreement, if any Artecon indemnified party delivers a Claim Notice pursuant to Section 2(a), Buyer shall be entitled to withhold payment of amounts otherwise due pursuant to the certain Promissory Note of even date herewith payable by Buyer the form of which is attached as Exhibit A to the Asset Purchase Agreement (the "Buyer Note") as set forth in this paragraph (i). Subject to the terms of this Agreement, if any Partner indemnified party delivers a Claim Notice pursuant to Section 2(a), the Partners shall be entitled to withhold payment of amounts otherwise due pursuant to that certain Promissory Note of even date herewith payable by the Partners the form of which is attached as Exhibit A to the Technology Purchase Agreement (the "Partners' Note") as set forth in this paragraph (i).

        The amount that may be so withheld from any such Note, as applicable, shall be determined as follows: Such Note shall be reamortized by (i) subtracting from the original initial principal amount thereof (prior to any payment thereon) (the "Original Initial Principal Amount") an amount equal to the applicable Claimed Amount (excluding in any event any amount subject to the $100,000 Threshold) (the resulting amount being hereinafter referred to as the "Recomputed Initial Principal Amount") and (ii) determining the monthly payment under such Note pursuant to its terms assuming that the

Recomputed Principal Amount was the Original Initial Principal Amount thereof. The resulting monthly payment amount is hereinafter referred to as the "Recomputed Monthly Payment."

        Subject to the provisions of this Section 2 and notwithstanding any other provision of the Buyer Note or the Partners' Note, as applicable, or the Security Agreement of even date herewith, (A) the Recomputed Initial Principal Amount thereafter shall be deemed to the initial principal amount of such Note,
(B) payments previously made on such Note shall be deemed to have been applied against such Recomputed Initial Principal Amount pursuant to the terms of such Note and (C) the Recomputed Monthly Payment thereafter shall be deemed to be the amount payable monthly pursuant to paragraph 1 of such Note.

        In addition, Buyer or the Partners, as applicable, shall determine the "Excess Payment Amount," defined as the difference, if any, between (X) the sum of the monthly payments actually made pursuant to such Note prior to the date of such Claim Notice and (Y) the sum of monthly payments that would have been payable pursuant to such Note through the date of such Claim Notice based on the Recomputed Monthly Payment amount. Subject to the provisions of this Section 2 and notwithstanding any other provision of the Buyer Note or the Partners' Note, as applicable, or the Security Agreement of even date herewith, Buyer and/or the Partners', as applicable, thereafter shall be entitled to withhold further payments under such Note until such Excess Payment Amount has been fully recovered by Buyer and/or the Partners', as applicable.

        Notwithstanding any other provision of this paragraph (i), however, in no event shall the aggregate reduction of the Original Initial Principal Amount of the Buyer Note and the Partners' Note combined exceed $400,000. Buyer may not settle or compromise any claim by a third party without the prior written approval of seller and sole shareholder, which consent shall not be unreasonably withheld.

               (ii) If, within 30 days after delivery of a Claim Notice, the indemnifying parties provide written notice to the indemnified parties to the effect that all or part of the Claimed Amount is to be contested (the "CONTESTED AMOUNT"), the matter shall be resolved through binding and nonappealable arbitration administered by American Arbitration Association ("AAA") in San Diego County, California. Any such arbitration shall be conducted before a single arbitrator to be appointed by the parties from AAA's roster. If the parties fail to agree as to identity of the single arbitrator, AAA shall have the right to make such appointment. The conduct of the arbitration hearing and discovery prior thereto shall be in accordance with the California Code of Civil Procedure, California Rules of Court, and California Rules of Evidence. There shall be limited discovery prior to the arbitration hearing, subject to the discretion of the arbitrator, as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions and discovery as may be allowed by the arbitrator upon a showing of good cause. Each party shall pay its own costs and expenses (including counsel fees) of any such arbitration. The indemnifying parties and the indemnified parties shall bear equally the fees and expenses of the arbitrator. The arbitrator shall decide the matter to be arbitrated pursuant hereto within 60 days after the appointment of the arbitrator.

        The arbitrator's decision shall relate solely to whether the indemnified party is entitled to receive the Contested Amount (or a portion thereof) pursuant to the applicable terms of the Purchase Agreements and this Agreement. The final decision of the arbitrator shall be furnished to the Sole Shareholder, Seller, Buyer, Partners and Partnership in writing and shall constitute a conclusive determination of the issue in question, binding upon the Sole Shareholder, Seller, Buyer, Partners and Partnership and all other indemnified parties and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrator's award.

               (v) Upon either (i) the execution of a settlement agreement between the indemnified parties and the indemnifying parties or (ii) delivery of a copy of the final award of the arbitrator, then (A) the portion (if any) of the Contested Amount not payable to the indemnified parties pursuant to such settlement agreement or final arbitration award immediately shall be added back to the Original Initial Principal Amount under the Buyer Note and/or the Partners' Note, as applicable, the monthly payment shall be redetermined in accordance with the procedures set forth in paragraph (i) (which shall thereafter be deemed the monthly payment under such Note) and Buyer and/or the Partners', as applicable, shall immediately remit to the Holder of such Note the aggregate amount improperly withheld based on such settlement agreement or final award with interest accrued from, with respect to each payment withheld, the date such payment was withheld at the rate provided for pursuant to such Note (using the applicable default rate or, if such rate exceeds the maximum permissible rate, then using the maximum permissible rate) and (B) the provisions of paragraph (i) as applied with respect to the portion (if any) of the Contested Amount that is payable to the indemnified parties pursuant to such settlement agreement or final arbitration award and such application shall be final with respect to such Note.

3. NOTICES. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered three business days after it is sent prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

To Buyer, Partners             James L. Lambert
or Partnership:                Artecon, Inc.
                               6305 El Camino Real
                               Carlsbad, California 92009

                               with a copy to:

                               Thomas A. Coll, Esq.
                               Cooley Godward LLP
                               4365 Executive Drive, Suite 1100
                               San Diego, California 92121

To Seller or the               Craig Caudill
Sole Shareholder:              Falcon Systems, Inc.
                               3951 Performance Drive
                               Sacramento, California 95838

                    with a copy to:

                               Jeffrey M. Koewler, Esq.
                               Downey, Brand, Seymour & Rohwer LLP
                               555 Capitol Mall, Suite 1050
                               Sacramento, California 95814

        Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 3.

4.      GENERAL

        (a) GOVERNING LAW: ASSIGNS; FORUM. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

        (b) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        (c) ENTIRE AGREEMENT. This Agreement, the Purchase Agreements and the Buyer Note constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersede all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

        (d) WAIVERS. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

        (e) AMENDMENT. This Agreement may be amended only with the written consent of Buyer, Partners, Partnership, Seller and the Sole Shareholder (or their duly designated successors).

                [remainder of this page intentionally left blank]

           IN WITNESS HEREOF, the parties have signed this Agreement on the day and year first above written.

SELLER:                                                  FALCON SYSTEMS, INC.



                           By:
                              ------------------------------------------
                              Craig Caudill
                              President


SOLE SHAREHOLDER:
                              ------------------------------------------
                              Craig Caudill


BUYER:                     ARTECON, INC.


                           By:
                              ------------------------------------------
                              James L. Lambert
                              President


PARTNERS:                  By:
                              ------------------------------------------
                              James L. Lambert


                           By:
                              ------------------------------------------
                              W. R. Sauey


                           By:
                              ------------------------------------------
                              Dana W. Kammersgard


PARTNERSHIP:               FOUNDING PARTNERS


                           By:
                              ------------------------------------------
                              James L. Lambert,
                              a general partner